Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

DRE - Duke Realty Corporation Annual Investor Conference

Event Date/Time: Dec. 06. 2007 / 9:00AM ET

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

CORPORATE PARTICIPANTS

Denny Oklak

Duke Realty Corporation - Chairman and CEO

Jim Connor

Duke Realty Corporation - EVP

Jim Bremner

Duke Realty Corporation - President - Bremner-Duke Healthcare Real Estate

Bob Chapman

Duke Realty Corporation - COO

Matt Cohoat

Duke Realty Corporation - CFO, EVP

PRESENTATION

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Welcome, everybody, to the 2007 Duke Realty Corporation Annual Investor Conference. We’re pleased to, once again, be here in New York at this time of year. And, again, thank you all for coming. We’re very glad and pleased about the turnout today. Right now, we’re having a little bit of technical difficulty on getting the presentation up on the screen, so everyone here in the room has a book and can follow along with us as we get started. Hopefully, we’ll get that corrected here shortly. For those of you listening in on the webcast today, the presentation is out there and we’ll try to move it along, accordingly.

First of all, I would just point you all towards our forward-looking language statement in the presentation today. Then, I just want to start out, first of all, by introducing the folks that are here with me today and talking a little bit about our very experienced and senior management team that we have. First of all, for those of you who don’t know me, I am Denny Oklak, Chairman and CEO, of Duke Realty. I’ve been with the Company for 21 years.

We also have here today, Bob Chapman, our Chief Operating Officer. Bob’s been with Duke for 10 years and has 30 years experience in the real estate industry. All that gray hair is showing. We have Matt Cohoat, our Chief Financial Officer, and Matt has been with Duke for 17 years and has 20 years in the real estate industry. Jim Connor is one of our Regional Executive Vice Presidents. He’s been with Duke for nine years and 25 years of experience in the Chicago real estate market but really all over the country with us.

We also have Jim Bremner, who is coming up here shortly on his one-year anniversary with Duke, but also is a 30-year veteran of the real estate industry. We’re very pleased to have Jim here with us today. Also with us today are Shona Bedwell, Randy Henry, who most all of you know, I believe, in our Investor Relations group, and Ken Turchi, our Senior Vice President of Marketing.

So just looking at the agenda today on page five of your book, I’m going to start out with a strategic overview. I’m going to talk about our development model, in some detail. Jim Connor is going to cover our industrial portfolio. Jim Bremner is going to talk about our healthcare strategy and our plans. Bob Chapman is going to cover our office product and some other product types that we’re in. Matt is going to cover our capital structure and funding. And then, we’ll end up with talking about our earnings model and growth and our strategic plan for the next couple years, and then we’ll wrap it up with some questions and answers at the end. We’ll take a break here in the middle. And then, after the presentation is over today, we’ll have lunch served in this room, spaced out, so I hope you can all join us for that.

I’ll just start out with an overview of our strategy and our strategic plan that we have in place. If you look at page eight of the presentation, there’s really five key points in our strategic plan that we laid out in 2005. The first one is to expand, geographically, and operate on a national platform. And the reason for this is to provide us with more opportunities throughout the country.

Historically, we were a Midwest and Southeast-based company for many years and we have proven success, expanding throughout those regions of the country, and now we’ve continued that expansion, and I’ll talk in more detail about that. We have a focus on development. Development has clearly been the most profitable piece of our business over many years. We’ve done acquisitions. Acquisitions are okay and they work well

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when you’re in the right place and the right time. If you’re not, they don’t work so well. But development for us has always been profitable, so we have a focus on development.

We have product type diversification and we do that because it provides us with more opportunities and also lessens risk of the effect of economic cycles because each of our product types has different cycles. Obviously, right now, we’re in four major product types. The industrial, the office, the healthcare, and also some retail. Again, we’re very pleased that we’ve expanded our product type to include the healthcare area, which Jim Bremner is going to talk about. Jim, we’ve had a partnership with Jim for a couple of years and brought his team on board in February of this year and that’s a great growing piece of our business. We want to continue to build the capital recycling and joint venture businesses. It’s really alternate sources of capital to fund our growing business.

Over the last three years, we’ve done over $2.5 billion of capital recycling and we were one of the first publicly-traded REITs to do joint ventures. We did a large joint venture back in 1995, and so, we’ve been in that business for a long time. We want to continue to actively manage our balance sheet. We’ve stated, again and again, that it is our intention to retain our investment grade rating, our BBB+ rating, and we’ve had that, we’ve been investment grade rated a public company since 1994.

Now, we’re going to talk about the strategic areas, but also, on page nine, there’s a few questions that are out there in the market today about Duke and our model that we’d also like to address. First of all, what is our speculative development risk? And I’m going to address that in detail and tell you today why we don’t view that as a risk and why it really isn’t a risk with us. There’s questions about how we’re going to fund the development pipeline, and Matt will lay out a detailed plan for funding our development pipeline. And then, there’s the other question of what’s going on with G&A expense and overhead, and what happens to the bottom line if there’s a slowdown in development? This is not the first time in our 14 years as a public company that we’ve addressed this issue, but we’re going to do it again today for you.

So, first of all, looking at the first part of our strategic plan on page 10, looking at our execution and results on the geographic expansion. As you can see on slide 10, back in 2005, we were in 13 markets in the Midwest and Southeast. Again, when we went public in 1993, we were just in four markets. We were in Columbus, Cincinnati, Indianapolis, and Nashville. And over the years, we grew throughout the Midwest from ‘93 to ‘98. Then, in 1999, we acquired the Weeks Corporation, who is based in Atlanta and had operations in the Southeast, and also, I’ll call it a fledgling operation in Dallas. We’ve continued to grow that portfolio in the Southeast. Today, we have a significant presence throughout the Southeast, Raleigh, Atlanta, and then in all the major cities in Florida with a significant presence and a great portfolio.

At the time that we addressed you here at the end of 2005, we told you that it was our plan to again grow and expand geographically and become a national company. And then, in 2006, we took that step and we did a very careful study of the markets that we wanted to be in and the areas that we felt really work well with our business model. There was really three pieces to that study. One was our port strategy to locate and have both distribution facilities in major ports across the country. The second one was to continue to expand our presence in major logistics centers around the country. And the third was to locate in high-growth markets which fit well into our development philosophy.

So, if you look at page 11 and look at the markets we expanded into in 2006 along the east coast first, we acquired the General Motors site at the port of Baltimore. Jim Connor is going to give you an update on where we are with that. We acquired a portfolio of properties, about 4.3 million square feet, at the port of Savannah. And then, we also acquired the Mark Winkler Company in Washington, D.C., which consisted of a suburban office and industrial portfolio in the northern Virginia area. We also looked to just straight expansion in some new cities. We looked at Houston. Again, that followed our port philosophy and also, again, a very strong logistics city in the fifth largest market in the country. We also opened an office in 2006 in Phoenix with our first venture to the western part of the country and started out with doing some industrial development there, which we’ll also talk about a little later. Then, in 2007, we’ve moved a little bit further and added two more.

First of all, in the spring, we hired an individual to run our southern California office. We are now in the inland empire. We’ve acquired one piece of land and we’ll be closing on a second piece of land here very soon, and we’ll start our bulk industrial development in southern California early in 2008. We’ve also hired an individual in Seattle who started with us just in September and we are looking at opportunities now out in Seattle, but nothing specific today. Then, we’ve also hired an individual to cover Austin and San Antonio to really round out the presence that we have in Texas. That individual is going to be working very closely with Jeff Turner, who runs our Dallas office and has been with us for a number of years.

So we’ve been very successful in the geographic expansion. We’re very pleased with the results to date. In addition to being in these cities, we have a national development team that pursues opportunities outside of our major markets, primarily build-to-suit opportunities with major customers throughout the country. We’ve had great success with that piece of our business. So, truly, today, Duke Realty Corporation is operating on a national basis.

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Now, I want to talk a little bit about our development model. Now, there’s a lot of discussion out there about the risk in the development business and I’ve got to tell you we just really don’t see it that way. I think if you look at the group that we have here today, and Matt and Jim Bremner and myself, we’re all born, raised in Indiana. Bob Chapman is a Michigan man, even though he went to Stanford and his golf handicap shows that he went to Stanford. And Jim Connor, of course, was born in Illinois. So we don’t really view ourselves as aggressive development-type cowboys. We view ourselves as very prudent and conservative businessmen when it comes to the development process and we want to show you that today.

On page 14, just looking at our history and our experience in this business, we have over 30 years of experience. We started in Indianapolis in 1972 and we’ve been doing development since then. And although there’s a lot of risk, we survived for 35 years and we’re still here. So we feel very good about our ability to do that. We do a lot of things to manage our development risk. I feel like we’ve got a very diversified development risk with geographic diversity and product type diversity, which I’ll get into. We have a design, build, construction capability entirely in house, which can be an extreme advantage in many situations. We have looked at this for 30 years and clearly believe that we build at wholesale and then the property is to be valued at retail. We create value when we develop a property and lease it up. And, again, as I mentioned, we believe this is much less risky than market timing on acquisitions.

Page 15, looking at our unique strengths. We are a full-service general contractor, which is very unique in the public industry, but it’s very, very beneficial to us. We know the pricing, we know what’s going on in the market as far as cost related to development because we’re in the market all the time. When you look at a lot of our competitors on the development side, our private development companies that are out there today, many of them operating on a national basis, and their model is very similar to ours. Many of those, or mostly all of those, private companies do development in house and construction in house and have full-service contractors, and those are the people we compete with probably on at least 80% of our projects. Having that in house allows us to quickly respond to build-to-suit proposals and land opportunities that come up. I’m going to talk a little bit more about our success on the build-to-suit side when I get into some of the details.

We found over the years that the in-house capabilities are really more cost effective and flexible than outsourcing and they really result in greater flexibility. A little later, Matt’s going to show you the cost effectiveness of our system as compared to going outside and doing this in the open market. And, again, when you look at the risk management, our projects are completed on time and on budget, 99.9% of the time. I can’t say that we hit 100% but there are very few and far between that we don’t fit our budgets on our development projects.

Now, looking at, on page 16, talk a little bit about our development process. And when you look at the system that we have in place as a public company, we’ve really had this process in place since we went public back in 1993. We have a very stringent underwriting process, which I’ll talk a little bit about, and we have an investment committee of all of our senior executives who approves all major transactions. We meet every Monday morning to review the major transactions. That committee approves all developments, all dispositions, all land acquisitions, and certain other major transactions. We also have regional committees that approve transactions that are smaller in amount in dollars on a local basis. We have a board committee that approves every transaction that we do that’s over $75 million. We have full board approval for any transaction that we do over $150 million. And the decisions in this process are really based on the local and sub-markets needs.

Looking at page 17, we have a very stringent underwriting criteria that we evaluate all of our projects with, build-to-suit, as well as speculative projects. The items listed here are things that we look at very closely. We look at what’s going on in the markets. We know, real time, what’s going on. We use outside data, as well as data gathered by our folks in the local markets. We look at overall occupancy. We look at our occupancy. We look at historic absorption and projection absorption. We look at market rents and development costs comparables, what other people are developing for. We look at our upcoming lease expirations. We also have a prospect pipeline when we’re looking at speculative development that we review. We look at new product and future deliveries. And we, of course, before we start any speculative building, in particular, and for any build-to-suit, we have the product fully priced before we do that.

Some of the factors that are really not part of our decision process when we look at it are the length of time the land is carried. We buy land, and we’ll talk a little bit more about land, but as everybody knows, we have significant land investment and it really fuels our development pipeline and our growth. And we don’t look at the length of time that the land is carried. We always look at is it the right time to build? Overhead cost absorption, Matt is going to go through that later, but in our model, some of our overhead gets allocated to our development but we don’t consider that in our development decision. We look at it, is it the right time to build? And then, we don’t look at how long it’s been since we started to build it. That really isn’t a factor for us. Again, the only thing that we look at, is it the right time to build the building?

Now, on 18, starting on page 18, I just want to go through some of our development stats. For those of you who know me, you know that I’m sort of a numbers guy, so there’s a lot of numbers on these pages. We’ve got a lot of great marketing people in our Company, but the way that I manage the Company is really looking at the numbers and understanding what our risks are out there, based on what we have. So on the next few pages, I’m going to sort of slice and dice our 2007 development starts because I think it provides a good summary of how we look at development and what risks we have out there.

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

First of all, the first slide really shows our total development starts that we are going to have, and this is where we think we’re going to end up. It may vary from this a little bit, and likely will, but this is an overall summary of where we think we’re going to be for the year. So, today, it’s just under 18-million square feet, or $1.3 billion, of total development starts for the year. As you recall, last year, we said our target for 2007 was to exceed $1.2 billion. We’re going to be slightly above that. Now, when you look at this portfolio, there’s a few things that I would point out.

Obviously, the most significant piece of our development today is on the bulk industrial side. The bulk industrial product has been very strong, over 14-million square feet of the total, $625 million, so 48% of our total development starts this year are in the bulk industrial side. Those properties that we’ve just started this year, now remember, these are ones that we’ve started this year, so there’s only a couple of the projects in here that are complete today, are 52% leased as we stand here today. We’ve shown you the estimated yield. I would say that this is a very, very conservative yield. We do our stabilized yield from the first year that the property basically reaches break even.

And so, when you look at our average yield, they’re significantly higher than this, especially on our build-to-suit projects that we signed for multi-year leases. But we’ve shown you the yields that we’ve reported and here is what they are. Again, healthcare, you can see from this, is a growing piece of our business. It’s 14% of our development starts this year. And what I really want to do as we go through this, all of these different slides, is point out how we’re managing our risk in the development process.

So if you look on slide 19, just looking at it, we have two pieces of our development business, held for rental and held for sale, which we talk about a lot. And we often get asked the question as how do you decide where it goes? Well, we decide where it goes based on where we think we can make the most money. It’s really pretty simple. If we think it’s great long-term property to hold with a great yield, opportunities to grow rents, over time, we’ll put it our held-for-rental portfolio and hold onto it. If we think it’s an opportunistic play that yields lower than we want but we know we can make a significant margin on the development, we’ll still pursue that development and put it in our held-for-sale portfolio.

Looking at our starts for this year, $787 million, or about 60% of it, we’ve allocated to our held-for-rental portfolio. Again, an even mix between the three product types, a relatively even mix. Generally, our held for rental is going to have higher yields and that shows in this presentation that our held for sale of $513 million, it’s a little bit lower yields. If you look at also on the held for sale, much of that are build-to-suits with long-term leases with credit tenants that we feel will sell very well in the market and make a very good margin. As you can see, that whole portfolio starts, again, these are buildings that are just starting this year, are 87% leased. The yield is a little bit lower on that, particularly on the industrial side. As you can see, a 7.7% yield but that is a very good yield when you look at the quality of products that are in there.

We have a lot of major build-to-suits with major customers on the bulk distribution side today that we feel that we’re going to have a great margin on those products. There’s only one, we’re holding onto most of our healthcare business, there’s one project that’s designated in the held for sale on the medical side and that’s a surgery center that we’re going to, I believe, we’ll get started here very soon down in Dallas, and that’s not the type of product that we’re holding in our healthcare division, as Jim will explain.

Looking at page 20, very quickly, we also do a lot of development and joint ventures. Of that $1.3 billion that we’ll start this year, about 25% of it is in joint ventures, again, a less risky proposition. We don’t own 100% of that. It’s $318 million of the total. And then, just moving on quickly to page 21, I think these next two slides that I’m going to go through will really help to clarify, I think, the risk involved in our portfolio. Page 21, if you look at the top two lines, first of all, the top line is build-to-suit. So of the $1.3 billion, 33% of that pipeline were build-to-suits, so they are 100% leased.

The second line are partially pre-leased projects, $360 million, that are 49% leased. So if you look at that, that’s a total of $787 million that’s 74% leased. I think if everybody just stopped and if we would have stopped and not had any other development, just looking at our build-to-suit and our partially pre-leased number, that would be an extremely impressive number for our Company and for a company of our size, to have $787 million worth of 74% pre-leased product this year.

In addition to that, we have started some speculative projects, which, again, I think is where some of the confusion as to our risk is, and I’m going to go through that again. So about 40% of our start this year, $513 million, are on the speculative side. So if we just take a look, again, at what our speculative product is, you can see on 22, how it’s allocated by product type. So from a square footage point of view, 82% of that speculative development is on the bulk industrial side. Now, Jim Connor is going to talk about this, but I just want to point out we are 97.3% leased in our bulk product, our stabilized bulk product, today. So we are not overly concerned about starting 5.6 million square feet of bulk industrial. And, again, I’ll go through the geography. We’ve got some office product, which I’ll also go through, and again, we have one speculative product on the office side, which is at a project in Dallas on a hospital campus where there’s another medical office building that’s 100% leased, and Jim is going to start one there on a speculative basis and we feel very comfortable with that.

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So now, if we just take a look at page 23 just to go through the speculative projects (inaudible). If you look at the bulk industrial, I said we have $5.6 million. So if you go through, city by city, you can see that it’s spread out, really, across the country. In Atlanta, we have two buildings, one down in our Camp Creek Business Park down by the airport, one up in Braselton in the north side, in Baltimore, again, Jim Connor is going to talk about that and that’s our first two buildings at our Chesapeake Commerce Center on the old General Motors site, in central Florida, that’s one building near Orlando, 397,000, in Chicago, that’s one building at our new Butterfield Park up in Aurora, in Cincinnati, that’s one building, outside in northern Kentucky, outside the Cincinnati Airport. You can see we didn’t start any speculative industrial products, or any speculative products, in Columbus this year. But in Columbus today, we are 100% leased in all of our industrial products and we signed over three million square feet of leases in Columbus in the industrial side this year.

So if you look into ’08, I think you can probably assume we’re going to be starting some industrial project in Columbus early next year and probably on a speculative basis. In Dallas, we’ve got two projects going one, one that I’m going to I’m go into Dallas, in detail, so I’ll also show you that. And Houston, two projects. No spec projects in the industrial side in Indianapolis this year. One at our Gateway Commerce Center up in Otsego in Minneapolis. None in Nashville. We have three projects that we started, our first developments, in Phoenix this year, one on an in-field location in Buckeye and two at our new Goodyear Crossing Center. None in Raleigh, south Florida, St. Louis, or Washington, D.C. So, as you can see, that 5.6 million square feet is really spread out.

Looking on the office side, again, if you look at Atlanta, that’s two buildings, 425,000 square feet of that total. Again, our project in Buckhead that we’re doing in a joint venture. Bob is going to talk more about that. No speculative office projects in Baltimore, central Florida, one in Chicago, up in the O’Hare sub-market where we’ve got a site, none in Cincinnati or Columbus, one in Dallas on the Point West, some ground we acquired last year, which Bob will also talk about, none in Houston, Indianapolis, Minneapolis, one very small one in Aspen Grove in Nashville, none in Phoenix or Raleigh, one in our Sawgrass Center in south Florida, and one in our Lakeside Crossing in St. Louis, and then I mentioned one speculative project on the healthcare side.

So when you take a look at this, I’ve added them up and there is a total on the speculative side of our starts this year of 23 buildings. So let me just put that in perspective. We currently own 723 buildings in our portfolio and we have 23 speculative buildings throughout product type and throughout the country. So, again, we feel very, very comfortable with the mix of speculative development that we have out there today.

Now, just going on, on page 24, just quickly run through an example with you. This is a very real, very live example. I’ve warned our folks in Dallas that this is coming up and our competitors may be looking at this, but I think it’s important for you all to see how we look at this. This is Grand Lakes II at our Grand Lakes Park in Dallas. It’s a bulk distribution facility, a little bit over a million square feet, we started 100% speculative. We began construction in May of 2007. The shell will be complete in March of 2008. Now, the total project cost on this is $36 million, so that’s $33.96 a square foot, which I can tell you is an excellent price per square foot.

Our pro forma to annual rent was $305. Our initial estimated yield was, based on how we calculated, 8.36%. Our average yield over the first five years, 8.5%. If you take a, what we would consider, a very conservative cap rate of 7% on that, the value creation in that building, our value would be $42.3 million. The sales price would still be under $40 a foot and I can tell you if you look at comps in the market in Dallas, you probably won’t find any under $40. It would be in the low to mid-$40s on bulk industrial product. And that gives us a value creation margin of 17.5%.

Now, looking at the underwriting assumptions that we include in our original pro forma, we had a 10-month construction period. We had lease-up assumptions of 500,000 square feet in month three of completion, 280,000 in month eight, and 280,000 in month 12. And then, in our numbers, we always include a 5% vacancy on all the gross rent and a structural reserve. So that’s what those numbers are based on.

Now, if you look on page 25, I just laid out a couple scenarios as to what happens if we don’t hit those original pro forma numbers. The first scenario on this page, scenario two, we just assume that push all lease-up assumptions out by six months from our original assumptions. And if you look at that, our cost goes up a little bit and that’s because we put cost to carry. We’ll carry the building longer and that’s included in our project cost. Costs go up to $34.67, same annual rent, our yield drops slightly down to 8.07%, but the estimated value will stay the same once we get it complete, and there, we have a 15% margin.

Scenario three and four, just additional ways to look at it. Scenario four, if we don’t lease it up until 12 months after our original pro forma, yields drop into the high 7s. Again, the value is going to be the same and our margin is still above 10% on completing that. Scenario 4, if the lease up was pushed out and the rent goes down, our value may go down a little bit but we still have a very sizable margin on this project at just under a 10% value creation, which is very good on the industrial side today. And just to give you an idea of why we would start a million square foot spec building in Dallas today, well, these are the recent spec buildings that we’ve completed in Dallas. These, you can see in here, the completions that we’ve had.

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We had Grand Lakes I. We’re very creative in our names, Grand Lakes I, Grand Lakes II. Grand Lakes I, 752,000 square feet. It was completed last November. It’s 100% leased. The actual yield based on our lease up is 9.2%. [Ducutar Modal], Jim’s going to show you that one. That was completed last December. It’s 100% leased. The actual yield we got on that is 11.3%. And I can tell you all these were underwritten in the mid-8 yields. Kingsley Distribution up in Garland, 532,000, came in service in February. It’s 42% leased. Didn’t put an actual yield in there because we won’t know it until we fully lease it. VFW Airport I, it came in service May of ’07, 527,000 square feet, 100% leased.

Bob and Jim are going to talk a little bit more about Point West on Point West 6 and 7, 756,000, which is just coming in service, it’s 52% pre-leased. Point West 6, 1,080,000, coming in service next May, it’s 49% leased. And then, the one I described, Grand Lakes II, a little over a million square feet, coming in service in March of ’08. And all of these projects were started on a speculative basis.

So in the last year, we’ve placed in service 5.3 million square feet in Dallas on a spec basis and it’s 58% leased. So there was a lot of numbers, a lot of detail, but I really wanted to go through our thought process on the development side and why we think this is such a great part of our business, very conservatively underwritten. 74% of our starts this year, or excuse me, 60% of our starts this year are already 74% leased, so we believe that we really understand this development business and it really isn’t a risk to our business.

Now, just a couple things before I let someone else come up here and talk. Looking at our land investment, I wanted to talk about that a little bit. Land really fuels our business on the development side and we view land as a profit center. We’ve been buying land and entitling land for many, many years. This shows our land investment as it is today. It’s about $868 million today. By product type, it’s 46% office, 46% industrial, a little bit of retail, and a little bit of other. We’ve got one medical site, I think, that Jim’s bought.

And you can also see that it’s very geographically diverse. We’re spread out all across the country, so we have land all over. We have more land than many of our competitors because we’re in different product types. We do all the product types, particularly the office and the industrial, in all of our markets. We really look at land, as I said, as a profit center. We make money off the land and, in our mind, we do it the old-fashioned way, we earn it. We take greenfield sites, we put in infrastructure, we make them ready, we get the land entitled, and make it more valuable than when we bought it. And we’re very, very good at that.

If you just look at the investment today, we are $868 million, as I mentioned. This year, in 2007, we will use, between our development, our third-party construction, and our land dispositions, about $275 million worth of land. So we look at this as about a three-year supply. It’s a little bit over that right now because we have some land included in that total into new markets where we really haven’t started developing yet, which we’ll begin in 2008. So we’re always looking at a two- to three-year supply.

And then, finally, if you just look at, historically, where we’ve been on our land investment on page 28, what the green line represents is, on a dollar basis, our investment in land. And what the blue bar represents is our development starts. Well, if you look back at 2002, we had about a $378-million investment in land and we had development starts of $225 million that year, so our land was at 166% of our development starts.

Now, you can see, as you move forward, as we’ve grown, our development’s grown significantly with all the opportunities we have today, and as of 2007, with the $1.3 billion of starts that I showed you and the $868 million of land investment, we’re only, the land is 66.8% of our development starts. So, on a perspective basis, looking back, historically, our land investment today is really much less than it was even just a few years ago when our development pipeline was down.

So that is my summary of our development and land issue, and I’m going to turn it over to, we’re going to go through now each of our product types, and Jim and Jim and Bob are going to talk about that. And I know you all have questions but I want to make sure that we get through everything today and we’re going to leave some time for questions at the end today. So, with that, I’m going to turn it over to Jim Connor and he’s going to talk about the industrial portfolio.

Jim Connor - Duke Realty Corporation - EVP

Thanks, Denny. Let me get set up here. Like, I think half of us in the room, you’re either getting over a cold or you’re just coming down with one. I’m just getting it over it so I’m trying to maintain my voice.

As Denny said, I’m going to give you really kind of an overview of our whole industrial business. What I’ll do is start out with just kind of a review of our existing strategy for the industrial side of the business, then talk about some of the key drivers to the bulk distribution business that’s going on across the country. We’ll talk a little bit about the national markets, some of the things that are taking place there. Then we’ll take a

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look inside at our existing portfolio, our development pipeline, and our future development pipeline. And then, what I’d really like to do is wrap up with four case studies and really show you how we implement the strategy at the local level to create some value.

So we have, oh, there it is, the first strategy is really to control land. And today, we’re controlling land through not only direct ownership but joint ventures and options. And our focus is always going to be to control the best land sites in the top sub-markets in these major U.S. industrial markets across the country. Our established offices, we want to maintain this dominant market position we’ve got, and those of you who have known us for some time in our established offices can understand our philosophy. We really want to see and compete for every major deal on the marketplace. In our newer offices, we’re working to develop that strategy. We’re prioritizing those key sub-markets, we’re acquiring land for the building of inventory, building of spec buildings, as well as pursuing build-to-suits. And I think then you’ll see, when I turn our focus back towards our existing portfolio, you’ll see we’ve continued our focus and our strong performance on occupancy and same-store growth.

Our focus is state-of-the-art bulk distribution buildings. These buildings today, many well over a million square feet, 32-foot, 36-foot clear heights, ESFR sprinkler systems. Most of these facilities have 200 to 300 truck docks, 400 to 500 trailer spots, they’re enormous facilities. We’ll talk a little bit more about the growth of these buildings and what’s driving that further on in the presentation. We will continue to develop good functional spec buildings in markets where the demand warrants that. And then, lastly, as you’ll see in several of our case studies, we’ve really got a focus on the major logistics subs. Those are the ports, the airports, and the intermodal facilities. And the capital and the strategic value of those facilities and what drives the supply chain for the bulk distribution business is really what’s paying off in our industrial business. And I think you’ll see that when we get to the case studies.

I’ll talk a little bit about a couple of the drivers. I’ll come to this chart in just a second, but they will tell you, the bulk distribution guys, the warehouse distribution business will tell you the three main drivers of growing their business is population growth, consumerism, and no, I didn’t make that word up, and imports. Our population, as it stands today, is about 300 million people. It’s projected to continue to grow through the year 2030 at 2.6 to 2.7 million people year. I’m not an economist but I can do the math. That’s about 60 million more consumers in the next 20 to 25 years in the United States.

If you take a look at this chart, this is put together by the Department of Commerce and the Census Bureau. This is total imports into the U.S. They’ve more than doubled over the last ten years to $1.85 trillion. 2006 was up over 2005 by over 10% and 2007, through the third quarter, is already 3.6% ahead of year-end 2006. So we are clearly a nation of consumers. We’re continuing to import these products and all these products end up in warehouses and distribution centers somewhere through the supply chain process before they end up in your house and my house. I think if you just look at the simple math, more consumers, more imports means we need more warehouses and that’s more opportunity for us, put quite simply.

This next chart is U.S. container traffic. Those are all those little containers that you see on the highways and on the backs of trains coming into the U.S. On the far right-hand side, you see the numbers for the port of LA/Long Beach, the proverbial 900-pound gorilla in the port business, with almost 16 million TEUs. And for those of you that don’t speak or follow port speak, TEUs is a 20-foot equivalent unit, one of those small containers you see on the back of the truck that, incidentally, is about 20 feet long. That’s one TEU. The big long ones are 40 feet. That would be two TEUs. So there’s 16 million of those containers coming into the port of LA/Long Beach alone. You’ll note several of the ports that are listed across the bottom there are where Duke has ongoing development activity, and I’ll highlight several of those today, but those would be the ports of Baltimore, Houston, Seattle, and Savannah.

And you’re going to see growth in container traffic continue to grow. These ports will grow at varying rates, between 5% and 20%, really depending on the land that these ports have for additional expansion. Ports like New York, New Jersey, and LA/Long Beach are really land constrained, so you won’t see consistent growth there as you will in some of these other emerging points. And I’ll talk a little bit more about the port of Savannah, which is one of the fastest growing ports in the U.S. But as companies try and avoid these crowded ports and bring goods in to the U.S. and distribute them more efficiently and more economically throughout the U.S., you’ll continue to see growth in these areas.

Now, I’m going to kind of shift and take a look at, through the next few slides, the national industrial market. This is a slide that’s put together by PPR. It’s commonly referred to as PPR’s Top 54 Markets Across the Country. And, again, these are just the industrial markets and these numbers are driven by their industrial side. Many of you remember us from the early days when we were really just focused in the Midwest, then with our expansion with the acquisition of Weeks into the Southeast, and now we’re really represented much more broadly across the country. We’ve really got the opportunity to serve our corporate and institutional clients anywhere in the country.

But you’ll see here, starting in the far left-hand column, the red block, we’re in seven of the top ten what they call national distribution markets. We’re in 10 of the 20 regional markets, and eight of the 24 local distribution markets. And the real focus for us on the national markets, these are

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the big markets that you all recognize but they have a tendency to have the highest volumes, the most deals, the biggest deals, and a lot of the real major credit tenants. That’s where they’re focusing their national distribution out of.

This next slide is really a focus, which is really one of the key drivers to our industrial business. It’s also probably one of the more colorful slides that we’ll have for you here today. But, again, this is PPR’s Top 54 Markets and this is them ranked by their projected absorption as a percentage of the local inventory in the marketplace. And you’ll see, again, starting over here in the far left, we only had one city in the markets that are projected to grow 5% or less, and that’s St. Louis.

But if you shift to the other side, the last two columns in the right, those are the cities that are projected to grow at greater than 9%, and those in the far right column, greater than 13%. And we’ve got 13 of our markets are in those two categories. But, more importantly, we’ve got six in the far right column that are projected to grow at greater than 13%. We’ve got established offices, like Atlanta, Chicago, Indianapolis, Columbus, and Dallas, that are really well positioned. But we’ve also got some of our new and emerging markets, Phoenix, Seattle, and south Florida are going to be able to take advantage of some of this double-digit growth.

This next slide is really the same data but it’s mapped out across the U.S. and really, again, your target focus is those bigger circles. And you can see we’re in 13 of those 18 markets that have those large circles across there, so we’re really pretty well positioned on the industrial side to take advantage of the growth in the domestic U.S. market.

Okay, I wanted to entitle this slide, Bigger is Better, but Denny really wouldn’t let me. But what this slide, this is a snapshot of all of the industrial development that’s currently underway in the United States this year. And if you’ll focus really on the first gray section, that’s buildings, that’s the total buildings that are 500,000 square feet to 1 million square feet. And then, if you take a look at the next section, which is represented in blue, those are buildings that are 1 million square feet or greater. Combined, that’s 66% of the industrial space that’s under development at this point in this country is greater than 500,000 square feet.

Now, just to give you some perspective if you don’t get to spend a lot of time in warehouses, a 500,000-foot building is 11.5 acres under roof. So that puts things into a little bit of perspective, how big these facilities have gotten. I don’t have with me any comparative data but I can tell you, ten years ago, we built a 480,000 square foot spec building in Chicago. At that time, it was the largest pure spec building available in the marketplace. That’s how these buildings have grown in this time.

Now, what’s driving that business? It’s not just the need for more stuff. These buildings are really taking advantage of operational efficiencies. You’ve got better hardware and software, you’ve got radio-controlled equipment, you’ve got automated conveyor and picking systems, better racking systems. These facilities now operate, 24/7. So you an operate 1-million-plus square foot facility much more efficiently and much more economically than you can smaller, multiple, regional facilities.

I think one of the other things that’s important to point out is these new million square footers, these are not just purely consolidations of a bunch of small existing facilities. This is not cannibalism of our existing marketplace. Because if it was, you wouldn’t have the 200 million square feet of net positive absorption the industrial market has been averaging over the last few years in the United States. This is new demand. This is new growth for all of our major distribution clients across the country.

Now, I’m going to turn the focus inside. Denny did steal a little bit of my thunder, throwing out some of our numbers, but just to give you a little bit of perspective, Commercial Property News currently ranks Duke as the sixth largest industrial owner in the country and the fifth largest industrial developer. And I think it’s important to point out the numbers that you see up here are the results of a number of initiatives that we’ve undertaken in the last few years. Many of you will remember we’ve sold off the vast majority of our industrial flex portfolio. Those were the older capital management intensive buildings.

We’ve also pruned several of our large Midwestern portfolios, like Indianapolis, Cleveland, Minneapolis, and St. Louis of, again, older, non-strategic assets. The results that you see here are pretty compelling. As Denny said, we have an occupancy in our existing portfolio of 97.3%. Now, if you talk to BOMA, who is Building Owners and Managers, they would define full occupancy as 95%. So anytime you can manage your portfolio and be above, well above, 95%, it’s really accretive to our bottom line.

The average age of our building is less than ten years old. You guys track these numbers better than I do, but I could tell you go out and compare that to our peer group. There are some of our peers that’s well less than half of the average age of their portfolio. The other thing that I think I’m really most proud of from the operational perspective, being out in the offices, is we are renewing 87.2% of our tenants on the industrial portfolio. And that’s really, it’s a combination of the quality of the buildings that we’ve got, having the right product in the right sub-markets, and it’s really a testament to our associates, who are out there, committed to serving our clients and our complete customer satisfaction program.

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Now, let’s give you some breakdowns. Those of you that know me, like Denny’s the numbers guy, I’m not a numbers guy. You can tell Matt put this slide together for me. I’m going to touch on a couple of different things here. First of all, I want to point out in that far left column, we show the date that we entered the city. And I think that’s important because if you look at some of our older, more established offices where we’re really outperforming the majority of our peers, it’s because we’ve been there a long time, we have the best sites, we have the best portfolio, we have great relationships with the major consumers with the major brokers in the market, and that really allows us to outperform.

So we’ve given you some perspective. We were giving you some perspective. If you want to flip back to page 38 in your books of how long we’ve been in some of those marketplaces. The real highlights, if you look at some of the individual cities, if you look at Savannah, Columbus, and central Florida, we have 10.9 million square feet in those three cities. They are all 100% leased. And, as Denny said earlier, it’s not like those cities haven’t been doing anything. In Columbus, we’ve done three million square feet of deals, over two million square feet of build-to-suits, and another million square feet of leasing. So we’ve really been quite active in some of these marketplaces.

The other ones that I would point out, the major markets, Atlanta, Dallas, and Chicago, are all above 97%. If you look real closely at the Chicago number, which I think is 99.8%, those of you who have been to Chicago have met Andy James, I think Andy’s got to lease about 12,000 feet to get to 100%. You can also see here, I think it’s interesting to point out, in a couple of the markets where we have some really large ownership concentrations, particularly in Indianapolis and Columbus, where we’ve used joint ventures to diversify our holdings.

Now, if we can jump to page 39, slide 39, in your books, we’re going to give you a little snapshot of our future development pipeline. The left-hand column is the development that is currently underway. Denny talked a little bit about the 2007 starts. You’ll note three of our newest markets, Phoenix, Baltimore, and Houston, where we’ve been for, we can go to the next slide, I think, there we go, where we’ve been for approximately six to 18 months between those three, those cities are already contributing two million square feet of that total 12 million square feet that we’ve got under development.

And then, the next four columns, what we really show down is our future development potential based on those land holdings that we’ve got. And we’ve broken it down for you by the wholly owned land, by the joint venture land, and by the optioned land. And you can really see, in particularly the joint venture and the option column, that’s 43% of that future development pipeline that we’re using through joint ventures and options where we’ve really been able to leverage our balance sheet, control more land with less capital invested.

A couple of other things I can point out, happily, here. You’ll see that 1.2 million square feet in Indianapolis, 600,000 square feet of that was leased in a transaction that we completed about ten days ago, a large distribution company taking that entire building, plus we’re going to expand it by another 600,000 square feet. We’ll start construction on that expansion in the first quarter of next year, hopefully when the snow melts in Indianapolis.

Now, let’s jump ahead to the case studies. Less numbers, more pictures. This is where I really excel. What I really want to reiterate is this is how we’ve taken that strategy that (inaudible) we started, which is to control land in these major U.S. industrial markets, state-of-the-art bulk product, build-to-suits and spec inventory where market demand is, and then the development near the major logistics subs, those ports, intermodals, and airports that I talked about earlier.

This first case study here, this is Columbus, Ohio, the Rickenbacker global logistics bar. This is a 1,300-acre park that we have around the Rickenbacker International Airport. And within that park, we have four campuses, we have a pure bulk industrial park, we have a rail park where we have sites direct served by Norfolk Southern, we have an intermodal campus that’s a campus that’s directly adjacent to a brand-new 300-acre Norfolk Southern intermodal facility, and then we’ve got an air cargo campus where you’ve got on-tarmac direct access for our air cargo clients.

When this park is ultimately complete, we’ll have about 21 million square feet of development. We are the exclusive developer and we’re in a joint venture here with the Columbus Regional Airport Authority. I think it’s important to point out the structure of this joint venture is, if you remember the slide I put up before where we have those 1,300 acres under joint venture, the Airport Authority carries this land for us so we don’t have a lot of money invested in this 1,300 acres of land yet we’ve got control of it.

I mentioned the new Norfolk Southern intermodal terminal. That will open next month, January 15. When it opens, it’ll have the capacity to move 400,000 containers. But, in addition to that, you’ll see this graphic here on the right side, which shows the Heartland Corridor. The Heartland Corridor is an existing rail line that Norfolk Southern had that was directly from the port of Norfolk, Virginia up to Columbus, Ohio. This is being upgraded and improved. Those improvements will be done in 2010. All of those railroad lines that travel up through, I think it’s three or four states, have to go under bridges and underpasses and things like that.

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Those are all being raised and upgraded so they can double stack containers, so they can increase their volume, twofold, with each train directly from the port of Norfolk right into this park. When that’s completed, again, that’s in 2010, you can have a truck, you can have a container on the back of a truck or in one of our warehouses within two days of leaving the port of Norfolk and that’s a significant improvement in your supply chain. All the buildings within this park have 15-year, 100% real property tax abatement, so it gives our tenant the competitive advantage in the marketplace to pay no real estate taxes for 15 years.

Now, the picture up here, which is kind of small, particularly when you keep in mind that this building is 1.2 million square feet, just under 1.2 million square feet. We built it in two phases. It came in service in October of this year and it’s 100% leased. The first tenant was Exel Logistics, doing toy distribution for our friends at Toys ‘R’ Us. I’m sure that’s a very busy place this time of year. And then, Whirlpool is the other tenant in the other half of the building.

Now, let’s jump down to Dallas, take a look at the Duke intermodal development. We’ve been busy down here. There is the newer 347-acre Union Pacific intermodal facility in Hutchins. Hutchins is south and east of Dallas Proper. This facility opened in 2005. They have a capacity of about 360,000 a year coming through there. And, as I said, we’ve done a number of developments. Our first building, which is shown up here, was a 626,000 square foot spec building. It’s one of the buildings that Denny referenced in his review of our Dallas portfolio. That’s 100% leased to Procter & Gamble.

The second building we’re doing, which is currently under construction, is an 822,000 square foot build-to-suit for Unilever. That’ll be complete in August of next year with a long-term lease. We’ve got another site all ready to go that’ll support another million square feet of development. And just to reiterate just what Denny said earlier about our land portfolio and it being a profit center, we have a small remnant site of about 8.5 acres from our Digital acquisition. We’re selling this in the open market. We’re selling it to a user. We have it under contract. We’re making a 40% gain on sale on that little residual piece of property. So we really do look at our land inventory as a profit center.

Now, we’re going to jump up, Baltimore. Our Chesapeake Commons Center. First and foremost, you’ll see Denny here, in the middle. That’s the mayor of Baltimore, the governor of Virginia, and [Andrew Keldon], my counterpart, who runs the Mideast region. This is the grand opening, an interesting theme, but I’ll call your attention in the background. That large green water tower, that’s going to stay in the park. It is painted green and those are the green, actually they’re white Duke leaves in the background, so we’ve got some pretty significant advertising going on there.

This is the old General Motors assembly plant that you’ve heard us been talking about for some time. It’s 168 acres. You can see the master plan there. We currently have it set up to develop as many as nine buildings, a total of about 2.85 million square feet. The site, in general, if you remember in years gone by, we talked a little bit about this area. We were close proximity to two intermodals, CSX and Norfolk Southern, as well as the port of Baltimore.

The port of Baltimore, which is one of the oldest ports in the U.S., actually has its origins back to 1706, which I think, as Denny referenced, I think that was the year he joined Duke. It’s close. But it is also one of the top 15 U.S. ports for the United States. They do about 600,000 containers there. It’s also the second largest automotive port in the United States. The site has now been cleared. The infrastructure’s in place. We started our vertical development. We started two buildings this year. They total about 464,000 square feet. And we signed our first lease in one of those buildings for 60,000 square feet.

Because of the nature of this project, the Brownfield redevelopment, we received, obviously, we received a lot of publicity, but we received substantial incentives from the city and the state for this. And I think one of the things we’re really most proud of, as well as our partners in the community, our first two buildings in this park are lead-certified green buildings. So if you can remember back what that looked like a couple of years ago, and we’re now developing lead-certified green buildings on this site, it’s really an accomplishment.

And if you remember, we’ve been talking about this for a while, but we are substantially ahead of schedule on this project. Let me just kind of refresh and give you some perspective. We had to acquire the site, tear down four million square foot General Motors assembly plant, and I think you can all remember what those looked like, clear the site, do the environmental remediation, put in all the infrastructure, and start two buildings, and sign our first least for 60,000 feet inside of 18 months. So we’re well ahead of schedule on this and we’re very happy and proud of this project.

Now, I think we’re going to jump down to Savannah. This is a little hard to see but we really kind of wanted to give you some perspective here. If you look in the lower right-hand corner, I think it’s in blue, you’ll see the actual port of Savannah and then you’ll see highlighted orange, all of our holdings, buildings and land holdings. We own 4.3 million square feet. Really, our competitive advantage here, which I think you can see, is we have the best location in the port of Savannah. Our buildings have the closest proximity to the actual port itself, which really gives us a competitive advantage. I talked a little bit about the port of Savannah.

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This is one of the fastest growing. They currently do about 2.1 million TEUs per year, but they have the ability to more than tripe their capacity to 6.5 million, so we think we’re going to continue to see substantial growth out of this port and a lot of great performance in our portfolio. It is currently 100% leased. We have a local development partner down in Savannah. We control another 120 acres, which will support another 2 million square feet of product. In these buildings, which I said are 100% leased, we’ve got really credit tenants like Wal-Mart, American Port Services, and OceanLink, who are really some of the key drivers of the supply chain in the distribution market in the U.S.

I think that wraps up our case studies. So I’d like to just wrap up before I turn it over to Jimmy. We’ve really tried to show you what our strategy was on the industrial side, give you some perspective across the country with what’s going on in the national markets and which national markets are really going to be leading the leasing and development side of business, we’ve given you a snapshot of our portfolio in the industrial side and how healthy it is, what the development pipeline looks like, and then we really tried to conclude with these case studies where we’re successfully implementing the strategy, really creating value in the local market.

So I hope we’ve been successful doing that. When we wrap up (inaudible) questions as it relates to the industrial portfolio or any of these deals, I’d be more than happy to take care of those now, or take care of those then. And now, I’m going to introduce Jim Bremner, who is going to talk about our healthcare business.

Jim Bremner - Duke Realty Corporation - President - Bremner-Duke Healthcare Real Estate

For those that maybe don’t know me, I am Jim Bremner, and Duke was kind enough to buy my firm in February, which is a good event for me. My senior group has four, we had four senior partners, but we all stayed together. We’ve got 80 years of experience in healthcare real estate so the exciting opportunity is we, as we grow our business, I tell my friends here that I bought Duke. We branded Bremner Duke and we have some credibility in the market and that’s why we do that.

Let me talk to you a little bit about the industry and some market trends. Unfortunately, the baby boomers are coming on one of them. Three years from now is when they first hit. Statistically, we have 215 million in the U.S. population, 8.14%, are over 65. And by 2030, that number grows to 21%, so every 10 or 11 seconds in the U.S., somebody turns 60 years old, so it’s a fast population growth. What that links to is obviously healthcare spending increases. It will increase 25% by 2030. So as a person that might be 65, I think the average hospital or healthcare visit is six or seven times a year. After 45, that healthcare visitor is about two or three, so it doubles every ten years as we get older. Some good things to look forward to, right? I’m 52, so.

It is the nation’s largest industry. It represents 14% of GDP. GDP is growing at about 2% to 3% a year, so there’s clearly some inherent growth. The prediction is somewhere between 20% and 24% of GDP by 2020. Healthcare assets today are $750 billion. 5% of those assets currently are owned by public real estate companies, so not very much. A great opportunity. Medical office buildings equal about 20% of that. And in just 2007, $45 billion were spent in healthcare.

This is our vision, my vision. We’re going to be the developer of choice for healthcare real estate. We do that by a national platform. And, clearly, one of the reasons I did our deal with Duke, the infrastructure they bring in development and construction. So we’re bringing those efficiencies inside the Company and inside the healthcare arena. Again, I mentioned earlier that we have 80 to 100 years of experience in just healthcare real estate in our senior group. We want to do it with best of class and in an empowering culture.

Our strategy? We want to do it with a national brand. We have six new business development people in the markets that are calling on national healthcare systems, so we want to have credibility in the market. We also do that regionally and we focus on the 22 cities that we’re now located in.

Our product focus, clearly, on campus, connected, convenience for the patient. So 80% of our current portfolio, and as we grow, 80% of that will be on campus, major hospital sponsor. About 10% of it will be off campus, again, sponsored with the major tenancy of approximately 25% to 50% of the hospital. They do imaging centers, outpatient surgery centers, again, more of a consumer retail-oriented strategy. The other two, rehab and long-term acute care and specialty hospitals, make up about 10%. They are more licensed and more regulated. We tend to stay out of those, let other people do those. But we’ll do one or two a year.

In 2007, we’re going to do about 182 million of volume. We also have several other projects. Between now and the end of the year, we might get started. It would add to that volume. But what this slide shows is in order to get the volumes that we have in our pipeline, we need to have about a billion dollars, which we’ll win about 50% of those, and about 70% of those get started. And the reason that gets discounted is hospitals tend to

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change their minds on occasion. So we win about 50%, which equals about 70% of volume, and get started. So as we grow the pipeline, obviously, our volume will increase.

This slide is a little hard to read but the detail on it, it just shows you the enormity of the market. These are just national healthcare systems. Clearly, the religious-oriented, not-for-profits make up the majority of the market. But these systems would include Ascension, Trinity, less healthcare partners, less healthcare initiative, Tusk Initiatives, as well as full profit with HCA and Tenant. There’s an abundance of more community hospitals. In fact, in Chicago, alone, I think there’s 109 hospitals. So, again, I just want to say that the market is enormous.

Ascension, this is the largest not-for-profit in America. They have about 70 hospitals in the U.S. and they went out for a preferred developer proposal. They went out for about 10 or 12 companies and narrowed it to four of us and we were selected as the only public real estate company within that group of four. So this line will be about 80 million to 100 million a year, going forward. It’s a great success.

This is how we split up our regions. The white stars, Dallas, Atlanta, Indie, D.C., are our headquarters, or our regional offices for healthcare. There’s a lot of data here. The yellow depicts those offices that we have presence in. And, really, what this slide is showing is the enormity of the growth between 2002 and 2007. So let’s just take the case of Phoenix. The demand is going to almost double. In other words, beds will increase 73%. So what happens is in-procedure volume follows that, physicians follow that, obviously, opportunities for us to develop healthcare real estate.

As we came into the Duke system, as of February, we have about a billion dollars in our pipeline. What I mean by that, in pursuit, is we’re actually working proposals, working the relationship, and we have an opportunity we’re either going to win or not. These are not pursuits that we read in the newspaper or things like that. These are really working clients. The colors depict different geographical areas. You can see today, as of December, that we’re at about 1.4 billion. And, again, if you refer back to the other slide where it goes 50%, 70%, you see we’re a little ahead of the game.

This slide, in Midwest. The red means are actually healthcare systems that we’re doing business with today, Ohio State, TriHealth, St. Johns, and St. Louis. In Texas, we’ve got a lot of business with Baylor, which I’ll talk about a little later. In the Southeast, you can see Dick University, Vanderbilt, and Nashville. And our Florida, we just moved a person, full time, in Florida, in Tampa, and obviously that market is clearly growing in healthcare, as you can imagine, with the aging population in Florida. And today, we did $182 million. That’s what we’re projecting. $74 million of acquisitions, which were two buildings.

Case studies. This building is in Chicago, 95% leased to Edward, which is out in Naperville, a great suburb of Chicago, and you can see they leased about 25,000 feet out of 60,000, stabilized yield at about 9.5% with about 2% to 3% ramp ups. This is a new strategy that a lot of hospitals are doing. They’re a free-standing emergency department with a surgery center within it. St. Vincent, which is part of the Ascension, lease rate, 70% of it, which is great credit, 9% yield with, again, 2% ramp ups.

This happens to be in Fort Wayne, Indiana. This hospital is AA rated credit, they leased about 70% of the building, 15-year lease terms on all the tenants, and, again, going to yield about 9.7%. This happens to be Denny’s hometown in Mishawaka in Indiana, a couple hundred thousand square foot facility that actually, the hospital leases 75% of it on a support agreement. And when we leased the first 45% to third parties, the occupancy goes to 100%.

This is our first transaction that we should execute a lease on with Baylor next week. It’s the first of five that we’re working on that we should start in the next 12 to 18 months. It happens to be an administrative building to put on their campus, which is 100% leased, for 16 years. And it’s about 800,000 square feet that we’re currently working on right now with them. This was the acquisition that I referred to earlier. It’s actually called Pill Hill in Atlanta, a lot of healthcare, tremendous amount of volume in this area. The yellow is Children’s Northside, St. Joe’s, which is a cardiology hospital there. We purchased an office facility right in the middle of this and converted about 50% of the occupancy from office to healthcare in about six months. Going yield at about 7.8%. With the healthcare occupancy, it increased about 80 basis points. Okay.

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Thanks, Jim. Okay, let’s take a quick break here, give everybody a chance to refresh their coffee and use the facilities. We’ll take about a 10-or 15-minute break, come back, and then Bob Chapman is going to talk about the office portfolio.

(BREAK)

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PRESENTATION

Bob Chapman - Duke Realty Corporation - COO

Most of you that I know think that when I went to Stanford, all I did was play golf, but actually, when I was at business school, I did take a class from [Tom Peters] and Tom has his keep it simple, stupid logo search excellence. And one thing we want to get across here today is that our model is simple. We keep it simple in our model of simple. And, in my mind, can be really distilled down to one sentence, which is we’re national developers and owners in four food groups, or four basic property types — industrial, healthcare, office, and retail. Simple. The key to our success is the strong local operating markets because that’s because real estate is a local business and we now have 22 very strong platforms. So if we get that message across today, simple model, I think this will be a success.

So I’m going to talk a little bit about the office. Jim and Jim talked about industrial and healthcare. And in terms of our strategy on the office, there are six or seven key points. We’re going to continue focusing on strong operating metrics, growing the rents, increasing occupancy, controlling CapEx, (inaudible), we’re going to prune, I repeat, prune the portfolio of the older property, which is primarily located in the Midwest, and we talked about Cleveland, Cincinnati, St. Louis, Chicago, we’re going to continue pruning.

We’re going to own land only in the top sub-markets in each city and in the best locations, pursue build-to-suits and pre-leasing opportunities, you know, we win more than we — actually, if we set our mind to doing a build-to-suit, we generally win the build-to-suits because of our strong operating platforms, build on a speculative basis when the market warrants, Denny talked a lot about that, we build speculatively on a case-by-case and market-by-market basis, focus on suburban mid-rise projects. Overall, our overall strategy is create value through development, recycle, use joint ventures, and reduce our overall asset concentration will probably be a net result of that and Denny’s going to talk about that when he gets into the asset concentration strategy.

The office business, just a couple slides, and I know all of you are aware of a lot of these statistics but these are PPR numbers, (inaudible).com, going back the last three or four years. Office employment growth has been strong, 1.5%, going up to 2.5%, in May of ’06. It’s come down. It’s in the 1% to 1.25% range, year over year. Today, still strong, and this is what drives office demand. Where is it growing? As I look at this slide, we have highlighted in the green and white, the markets that we’re in. I really divide this slide into three pieces. On the left-hand side, the strong Sunbelt markets, on the coast where we’re having growth rates in the 2%, 3%, 4% range, year over year, on job growth. And in the middle, steady growth, 1%, 2%, in some cases, less. That’s the Midwest.

And then, on the right, you have the Florida markets, Tampa, Orlando, and Fort Lauderdale are on here. This is primarily due to the housing market compression and a lot of it is call centers. We haven’t really been affected. We have strong leasing activity in these markets. But when you really divide this flight into those three pieces, a lot of our cities are on the left, very strong. And in the middle of this is why we’re pruning the Midwest. And then, on the right, we continue to have strong activity in Tampa, Orlando, and Fort Lauderdale.

And this is similar to what Jim showed on the industrial side. This just takes that employment and shows, in big bubbles, so I can understand, where the targets are. And the targets are big here, fortunately. The blue circles are where job growth by PPR’s estimate, over the next five years, is going to be over 13%, and the green, 10% to 13%, and then on down. So we’re in, there’s five blue circles on here, and Duke’s in four of those five. There’s 12 green circles. We’re in eight of the 12. So out of the 17 top forecasted growth markets in office job growth, we’re in 12 of them.

In terms of our existing portfolio, we have a great portfolio of office properties. We really do. 264 buildings, 30 million square feet, $4-billion portfolio, with 92% leased. Our average building size, 116,000 feet, the average age of the buildings is fairly young, certainly a lot younger than me, at 12 years, real percentage, 65%, which is strong. We’ve had same-store growth of 4.5%. As a standalone office developer, we’re the fourth largest office developer in the United States, according to Commercial Property News.

When you look at our geographic concentration, we’re pretty well spread out. And as Jim pointed out on the industrial slide, a lot of markets that we’ve been in since 1972, ’77. Our largest market, Cincinnati, we only have 15% asset concentration, so it’s very well diversified. D.C. is now close to 8% of our total portfolio. As I mentioned before, pruning, we are going to get that Cincinnati, get the Midwest geographic concentration down.

In terms of additional development opportunities shown on 75, and it is a little different in the book. Actually, I think the sorting wasn’t correct in the book. But in D.C., we have well overall, we can double the size of our portfolio with the land that we have. So in D.C., we can add another

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3.1 million square feet, Raleigh, 2.5 million square feet, Atlanta, 2.4 million. These are the very strong markets, if you remember back to that first slide, that were on the left. So we have the land in all the right places for the development, the future development opportunities.

Three or four case studies I just wanted to go through. This is a project that I have been working on for probably five or six years, 3630 Peachtree. This is a vertical mixed use project, 34 stories and it is right at across the street from the Phipps Plaza, if you know Buckhead. We just broke ground. This is a joint venture with Pope & Land, who is the number one private developer in Atlanta and we have a joint venture on this and some other projects in Atlanta. Great local developer. The first 17 stories are office, the top 17 stories are residential. We do not own the residential, that’s being done by a joint venture of Post Properties and a local developer called Novare Group. We have great leasing activity on this project and we predict by the fall of 2009 when we actually open this, we should have some pretty good preleasing. Great project.

Then up in Minneapolis, Norman Pointe, those of you who have been to Minneapolis, this is the best suburban office market southwest, right at I-494. This is a 20-acre site. We actually bought this site as part of the MEPC acquisition back in 1998 and there were some existing buildings on this site that we rented and then ultimately we’ve torn down. We built the first building about three years ago. It is 100% leased and the second building is this one, LEED certified and it comes in service, actually just came in service and we actually have a lease that we’re pending a signature on, about a quarter of the building. Jim was going to call and report on that as I was up here, but it doesn’t sound like we have got it timed as of this morning. But anyway, it is a very good story in Minneapolis, Norman Pointe.

And in Indianapolis, not too far from our office, One West, this is in the best submarket in Indianapolis, which is the Meridian Corridor right at 12 o’clock essentially on the dial. A 25-acre site, three building master plan, 600,000 feet. We started this building about a year ago, just put it in service in September. It was in that spec category that Denny talked about when we started it and now it’s 100% leased. Great story down the street from our office.

Then in D.C., at Westfields, TASC V. This TASC is a subsidiary of Northrop Grumman. They have leased 112,000 square foot building that is going to come in service in April of ’08, a 10-year lease. This is part of a five-building campus that we are doing, well we have actually, this will be the last of the five buildings, all 100% leased to Northrop Grumman. So great story there at Westfields, close to the NRO as many of you were on the bus tour with us last year.

In addition to that, as we reported, we recently closed another example of selling land and making money on land. We recently closed on the sale of a 40-acre site to — we sold it to Aerospace Corporation, right next to the NRO, 40 acres and we are going to act as their master developer where they are going to build at least a million square foot campus, again right next to the NRO. That’s at Westfields.

So great news on the office and in demand space strong, I know everybody I have talked to here today keeps asking, how is demand, how is demand? And we watch it and we watch traffic and it is the office business is still very strong.

Switching over to a couple of things I want to talk about, our fourth food group is retail. And we have been in the retail business since 1972. We are really ramping up this business. We think it is a great business the way we were defining it. We hired [Kurt Bailey], started with us about 90 days ago or four months ago, to head up our retail group and this is his strategy that he is going to implement. We are going to focus on big box and lifestyle centers. The usual target markets you’d imagine, Atlanta, Chicago, Dallas, the high growth areas for retail. Higher barrier to entry, larger projects, they will be $50 million projects and larger.

We are going to continue this operating joint venture programs that we have been doing with JR Anderson Company. We have four of them, I will show some examples of those, particularly on the lifestyle center projects. We target mixed-use projects. Let me talk a little bit about mixed use where we can combine the office, healthcare, hotel, industrial and again, I will show you some examples of that. And then, there is the synergies between all these businesses, these food groups that we are in can’t be overstated. And in our local markets, we have great relationships with all the brokerage community and all the greatest real estate entities and Duke’s a household name in the office and industrial side and we are going to make it that way on the healthcare side with Jim’s help and also on the retail side. So there is great synergies in these local markets.

Some examples of the retail projects that we’ve done already. On the left is the shops at Montage, a 300,000 foot lifestyle center, Scranton, Pennsylvania. All three of these actually are in a partnership, they are all lifestyle centers and they are all in partnership with JR Anderson Company out of Cincinnati. The Shoppes at Montage opened in April of this year. We are in the mid-80s percent leased as we stand here today. We’ll be 90% leased by year-end and with plans to dispose of this project some time in ’08.

Going clockwise, on the upper right, the Shops at Pembroke Gardens. This is a 400,000 square foot lifestyle center in Pembroke Pines, Florida. It’s right on I-75 adjacent to the Pembroke Pines Mall, a developer’s diversified or general gross mall there, again a JR Anderson JV. We are 90% leased today and we just opened. We’ll be 95% by year-end and with a merchant building program that we are emphasizing on retail right now,

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we’ll sell this some time in late ’08, early ’09. And then the last retail project I would like to highlight is at the bottom, the Shops at West End, which this isn’t a great picture, but it is more of a site plan. This is a project, this was also part of the MEPC acquisition that we did in 1998 and there were several buildings on this site.

There was a warehouse leased to Novartis on a 10-year lease — yes, it was a 10-year lease and that lease just expired recently. So we were getting great returns on that land until just recently. We tore the building or we are starting to tear the building down and we are going to build this mixed use project, which will have 360,000 square feet of retail. It will have office, it will have hotels, it is a great location, five minuets west of downtown Minneapolis. So we are going to start this — actually, we have already started the demolition. We will start construction in early ’08 and we should be 35% preleased on this in early ’08.

In mixed use, this is where we can take those four food groups and work them together on one land site. It could be horizontal like — well, I will show you some horizontal examples like this West End or vertical like 3630 Peachtree. The demand here is driven by alternative uses individually and there is shared synergies between the various uses, like on retail and the office, the hotel, et cetera. These mixed use projects are generally near urban centers, infill, redevelopment, brownfield, like the GM site in Baltimore. This is the future, over the next 10 years or longer, and we already have several projects that I am going to show you.

Denny and Jim have talked a lot about this Point West project, which is right near the DFW airport. A piece of land that Jeff Turner had been trying to buy for 20 years, finally bought it about a year ago and we’ve already have as both Denny and Jim mentioned, the six and seven buildings are under construction and over 50% leased. Yellow is the office, where we have one building under construction and then in the lower right hand corner is the retail and hotel, 25 acres, another great example of selling land. We’ve made a great margin on that land and moved it onto third parties. That’s Point West in Dallas.

On the lower left is Legacy, which is in Atlanta, not too far from the Sugarloaf project where we leased — where we have about 1.5 million square foot portfolio, 100% leased, need3ed to find a new piece of land. [Terry Armstrong] in Atlanta identified this piece. We can build a total of 1.2 million square feet of office. This is a horizontal mixed use as I mentioned earlier. We can do 100,000 square feet of retail, we can either do ourselves or sell these tab sites on the front. It would be a $250 million development when it is all said and done. And then 3630 I talked about earlier, this is the joint venture with Pope & Land. And then lower right is kind of an outdated aerial, but of Pembroke Pines and it shows I-75 on the right hand side, retail is now done and open and then we can also build about 800,000 square feet of office and a hotel on this site. So great examples of mixed use projects.

And the last thing I would like to cover is sustainability. This is a big, hot item and Duke is really embracing this. Sustainability, as most of you know, 30% of greenhouse gases come from buildings. Our stakeholders who are our tenants, they demand that we are really seeing more and more where they say, are you going to do something, we need LEED buildings. We hear from Wal-Mart, we hear from Whirlpool, we hear from everybody, they want LEED buildings in the future.

So we as a company, we are going to be part of the solution and this is not a program. This is something we are doing. We have a position statement which I wont’ read to you, but I will just say that we are committed to this green sustainability initiative. We see it as a win-win, where the tenants and our partners are demanding and want these green buildings, LEED-certified buildings and we are going to build them. The U.S. Green Building Council, we have their existing, the list. We are in the process of evaluating our existing portfolio and evaluating on a case by case basis LEED certification in new construction.

We have committed as an executive investment committee to evaluate, we are going to evaluate every building that we are building, the cost of getting LEED certification on the building and then evaluate4 whether or not to go LEED certified on the building. Some of us, I know Denny and I think that maybe 50% of the buildings over the next three or four years are going to be LEED certified. And we are also evaluating the efficiency of our internal operations, evaluating our carbon footprint and figuring out the ways to reduce it as a good corporate citizen.

We have already done a lot of sustainable projects. These are four examples that are, these are under construction or in service. Upper left is Liberty Mutual in Chicago, which is under construction. It is going to come in service in the second quarter. This is LEED certified. Norman Pointe too that I mentioned earlier, LEED certified. HealthNow in Buffalo is LEED Silver, a 400,000 foot building and then Wilder Foundation building in Minneapolis is LEED Gold and that came in service earlier this year. So we already have a lot of great examples.

So I guess just to recap, I just want to reemphasize what I said earlier, we are national developers and owners, core product types, industrial, office, healthcare and retail. It is a simple model. With that, I will turn it over to Matt.

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Matt Cohoat - Duke Realty Corporation - CFO, EVP

Move this down after follow Bob up here, makes it so evident how short I am. Well, Denny mentioned he is a numbers guy and I am a numbers guy as well. He runs rings around me but I try to hold my own. The good news is I have got nine slides and it is going to get really exciting now because it is all numbers and I was able to keep all pictures out from the marketing group. I have only got one bar chart and it has got three colors and it is on one slide, so just hang on, because this is going to be something else.

First of all, our capital structure and our strategy, most importantly. It’s tried, it’s true, it’s tested, it’s been consistent and it’s going to stay consistent. We look to have our book capitalization around 35% common, 55% debt, 10% to 15% preferred. We manage that on a consistent basis. In tougher times, we will become a little bit more conservative and in times of expansion, go to the higher ends of our ranges. But we maintain it very consistently within here.

We primarily use unsecured debt financing. You might have heard Bob Chapman use the word prune a number of times in his presentation. Ian order to be able to be flexible and to prune our portfolio when necessary and have capital recycling, we prefer to use unsecured debt financing. And we use a modest level of variable rate debt, 15% to 20%. We do it primarily through our revolver, which allows us to manage it very, very easily. We maintain and strive to and will continually maintain our current investment grade ratings at Baa1 and BBB+. We like that rating level, we like the opportunities and the pricing there and we are going to maintain that level.

We use joint ventures to fund certain types of projects. In the last two years alone, we’ve started or we’ve formed six different joint ventures representing over $1.2 billion of project cost. So we are very active in using joint venture capital to fund our opportunities. We issue common stock units and units on a very, very sparingly basis.

Our balance sheet. Colors. As you can see here in the last five, six years, it’s been pretty steady. We have managed it very well. We — while we have levered up in the last couple of years because of the expansion opportunities, the development opportunities, we have still maintained that very strong, steady and conservative balance sheet. As of September 30, we are 35% common, 10% preferred and 55% on a debt basis. It’s been a good time to leverage up and take advantage of these expansion opportunities from a cost of capital standpoint as well. We lowered in this time period from 2002 until now, we’ve lowered our average borrowing cost by 95 basis points to 5.75% and we can make a lot of money on good margins all day at those kind of borrowing rates. And we haven’t done it just accidentally, we had over $4 billion of capital transactions last year, 2006, $1.4 million this year. We are very, very active in managing to make sure we maintain this structure.

So where is our capital going to come from going forward? Our funding sources, we obviously are aware of, there has been a challenging time in the capital markets. We took advantage of an open door about 60 days ago and did a $300 million debt offering. We did it at a coupon which was 6.55%, but we had that hedged so our all-in cost was 6.2%. And as a result, we’ve pretty much took all the capital out of our line of credit. In addition to that, we just recently executed on an accordion feature within our line. So we decreased our capacity up to $1.3 billion and we did this just in November of this year while maintaining our good pricing at LIBOR plus 52.5 and actually improving some of the covenants within the package.

Other funding sources that we have available to us will be within our development joint ventures that I have mentioned, there is a number of construction revolvers that fund the new development and those actually provide over $400 million of capital to us to fund those joint venture projects so we don’t have to tap our own revolver or tap other sources of credit. We have that in, it is committed and will take care of our needs going forward.

We have joint venture proceeds. We are developing new properties, have almost $100 million of our pipeline is in Washington, D.C. today and we have an existing Washington, D.C. takeout venture. We also are going to bring back to the market in early 2008 our bulk distribution takeout venture. We’re very, very confident and bullish on this venture. We — it is the best quality, 100% leased, long term leased, single tenant, bulk distribution product and we are very confident both with the interest that we have had in the past and the interest we currently have now, even though we are not on the market, that we will get this done in 2008.

In our current pipeline, we have $250 million of projects to seat that, and going forward we think in the next two to three years, we can grow that venture up to 750 million. We’ll continue to sell properties that we’ve developed to sell on a merchant building basis and we’ll continue to sell and prune and capital recycle with our held for rental properties.

So where does that leave us today as it relates to our debt covenants? On our unsecured debt covenants, as you can see on Slide 93, we are in very good shape. We — the covenant that we will generally most quickly run up against would be the very first one, the total debt to undepreciated assets. Most all of the other covenants really are not an issue at all for us. On the total debt to undepreciated assets, we began this year 54.4%. We expected at the end of this year to be at 53.2%. At that level, we have over $1 billion of debt capacity and still will maintain our compliance with

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that covenant going forward. And that’s without the property sales. And we are projecting, based upon the guidance we provided, that the fourth quarter of 2008 we would still be in that middle range of the 50% to 55% on that debt covenant, so we are in very good shape.

Now we are paying attention, like we do every day, is what is going on in the marketplace? There is a couple of things that we have said. We have said that as far as the economy and what we are seeing, we are looking every day at what is going on in our markets and we are executing. We are seeing great demand. We have high occupancies and we have told you that across the nation, where we are doing business, things continue to be very strong. But we don’t stop and only pay attention to just what is happening in our markets. We are looking on a more global basis. We are following all the statistics, reading all the reports and we know and we are very conservative. So even if we’re not seeing it where we are doing business, we are still managing to the extent that there may be issues on a going forward basis in the capital markets.

I will note though just as a sidebar for you, is that one of the things we follow is the consensus economic analyst reports for the top 60 or so economic analysts across Wall Street. The Blue Chip Indicators Report, we follow that. The most recent report of November 10, which is so it is very current, and is seeing a lot of the turmoil that is in here, weights less than 35% expectation for a recession next year. They project for their estimates, the consensus estimates for 2007 GDP growth is 2.1% for 2008, it is greater than that at 2.4%. They are saying more growth next year than this year. CPI going down in 2008. Personal consumption, they are seeing some drag there from 2.9% down to 2.2% next year. Non residential fixed investments, their consensus is it is going to increase in 2008. Corporate profits, pretty much steady, slightly down for next year. The 10-year flat and the unemployment rate, slightly picking up in their consensus from 4.6% to 4.9%. All of that doesn’t paint a really bearish, terrible situation.

But even with all that, we are still going to listen to all the anecdotes, all the issues. And as one of the — an analyst mentioned to me last week, understand that when we are in New York, we may be at the epicenter of everything that is bad right now. I am quoting, that is not my — what I have to say. But we are listening to that and so what are we doing? We are managing it, we are getting dry powder and we are having capital ready to go.

And we have looked at what happens if we cant’ get any other — if we can’t sell our properties, if we can’t recycle our health rental portfolio? And that is what we are showing on Slide 94. What you see on this is that we have a preoperating cash flow. In addition to that, we have looked at what is the development pipeline that we currently have that needs to be funded as well as within our guidance we provided, additional future development costs that we expect to need to cover.

On the committed development costs, you’ll see we’ve shown this for a full two-year period, 2008 and 2009. The column that is marked within the books as total 2007 is a typo. That’s actually 2009. So we are showing a two-year projection here of our capital funds flow. So on the committed development line, this represents the remaining costs that need to be funded of our $1.9 billion development pipeline. And you look at that and you say, well that is just a little bit over $500 million, what are you doing, Matt? That $1.9 billion development pipeline that we currently have has over 500 million of properties that are in service and have already been funded. It also has about $500 million of under development projects but have already been funded and are in construction and progress.

As I mentioned earlier, there is another $400 million that has — it is funded through the joint venture commitments that we already have. So that leaves us about $500 million is all, but we have to still fund from our current development pipeline that is outstanding. So of all that that I just said, the main thing to take away is we have got a $1.9 billion pipeline, but there is only $500 million that still needs to be funded going forward.

We’ve shown a little bit of acquisitions. We think we can do those, $100 million a year, with some that we already are negotiating and we think that they will be in the middle 8% to 9% cap rates. So net cash flow needs based upon this very simply is around $1 billion to $1.3 billion the next two years. We will continue to sell our merchant building projects, our held for sale properties. That’s a $1.1 billion pipeline we currently have, it is 37 projects. Today, they are over 75% leased and within the next 60 days, two transactions that we have under contract or that we’re expect to close. They will be over 85% leased.

We are very, very confident that we can sell those properties over the next two years at a 15% to 20% profit margins. And if you look at the sales that are shown here, held for sale dispositions outright and then also held for sale joint venture funding where we will put some properties into joint ventures, the total of all that is 1.1 billion. So that is only using what we already have in place in our pipeline. That is no additional new starts.

Unidentified funding requirements, so it is about $500 million a year that we have to cover. Our line of credit as I mentioned earlier, we have created dry powder and we’ve got a $1.3 billion pipeline with very, very little outstanding on it. So all the way through the end of 2009, just using our revolver, we can effectively cover our capital needs of our development pipeline, including new starts that we have in our guidance.

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While we are doing that, we can — we will be able to keep — stay within our covenant ratios. As this shows, we go right up against all the way up to the top of our revolver limit of $1.3 billion and we’d be at the high end of the covenant ratios, up to 59.3%. This is the most conservative viewpoint and we can still get there. Obviously, when the timing is right, we will go to the market sometime in the next two years if we needed to and be able to take out with some long term financing. So we have got plenty of room within our revolver and also if the timing is right, we can do preferred issuance. All of that gives us a lot of flexibility to cover our development pipeline.

One of the items we have in here is our held for sale and why we are so bullish on being able to sell it. First of all, as we’ve all said, it is the highest quality properties, institutional grade, well leased, well located. But it is also our history and our execution. As you can see on this held for sale pipeline analysis, we have been doing this for a number of years and in 2007, we started the year with a pipeline in our held for sale of $787 million. We sold $221 million and we have the $1.1 billion pipeline as of the end of the year. So we sold 28% of that pipeline this year and we have continued to find more opportunities in other places to sell those properties because they are of the highest quality.

So all we need to do is sell from that current existing pipeline for the next two years to meet our guidance in the numbers in our funding needs. And we are seeing them this year at about a 17.8%, 18% profit margin, right within our 15% to 20%. That is down from the last — from the trend that we had the last four or five years, but as we said the last four or five years, those were unusually high numbers and we were never expecting to be able to maintain 30% to 45% profit margins. We’ll take them when we can get them, we will take them all day long. But we now we can get 15% to 20% and we are confident we can make those sales.

As long as we are talking about a couple of the or I was talking about one of the key questions on the funding, we will go ahead and jump into another question that has come up, which is general — G&A expense for the company and how that relates to our business model and our development activity. On this very first slide, really just want to address, there has been some confusion on the level of G&A at Duke Realty, particularly on a quarterly basis. But overall, I wanted to show as you can see here for a six-year period, 2002 through 2007, how consistent our G&A level has been every year.

Our development activity, our construction activity, our leasing activity has not been consistent, it has been very volatile. But we manage — we manage our pool overall of our overhead and we are able to maintain very, very consistent G&A cost. In fact, in 2002 and 2003, our development pipeline was the lowest level that it has been in the last 10 years and that is the point in time when we were able to actually have the lowest level of G&A through prudent management. It’s very, very steady, it is well managed. We provide guidance every year on what we expect the G&A to be, the range and we are within that range every year.

As far as it relates to the quarterly levels of G&A, before I jump to that I will just point out that as you see it increasing from 2004 to 2007, that relates to the expansion of the organization, the expansion in the new markets and also just generally inflation we’ll have as we move forward. But regarding the quarterly numbers, again we give guidance every year and we tell everyone, first quarter is going to be slower volume, higher G&A. Later in the year, it will be different.

Now, it gets picked up somehow only about 10% of the time in people’s models. So I am here to tell you first quarter is going to be a higher level of G&A and a lower level of volume. Later in the year, it will be different and it is going to be consistent. Over the six-year period, the highest quarter for G&A every year was the first quarter, every year. The lowest level of G&A every year was the third or the fourth, every year and it follows our volumes and it will continue to follow our volumes.

I think what we’ll do now is I’d like to switch kind of and show you how the G&A relates to our overall pool, overhead pool. We’ve shown in our supplemental package our G&A pool, our overhead pool for five or six years and in that, we’ve shown this year that we expect it to be around 200 million. In this slide, we are showing $204 million. So the question is, where does that go? As you see, first of all we are showing — we break it down between what is expensed and what is capitalized?

Right off the top, 60% is expensed so it is already running through the P&L, charged against the FFO, 60% of it is already there. Where is that? Well, it is in property management. We do our own property management. We have got overhead that relates to that. It gets charged to that division, which we then bill back to our tenants at a profit margin. We have property maintenance. Again, it is a division. We charge the relative overhead to operate that operating maintenance division for the properties. It is billed back to our tenants at a profit margin.

We have service operations. We manage joint venture properties. We have third party construction. We manage in some cases third parties’ assets and we collect from everyone that we are managing properties for or whoever we are doing third party construction for at a profit margin. And we have G&A that goes straight to the bottom line, that right off the top we will have items like public company expenses, Investor Relations, all of the costs related to this day, CEO, CFO, COO, who are not determined to be part of the production cycle for the organization, straight to the

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bottom line. So that’s where our expenses go. Then we have about 40% that is capitalized. You can see here, $49.8 million this year estimated to be capitalized for our construction activities and $39 million is charged to our leasing.

On the next slide, I want to make some comments so that you can understand why do we do this in house? Our construction and development costs that I just mentioned in the last slide for this year in 2007 are expected to be right at $50 million, $49.8 million. That is on total development costs incurred of a little over $1 billion. The percent of cost that relates to is 4.7%. So the thing to take away from that is we are incredibly efficient in what we do and we do it in house and that is why we do it in house. If we compare that to the marketplace, our construction and development estimate of 4.7% compares to, if we went and outsourced this, it would probably be between 8% and 10% cost that we would pay externally. The same 8 to 10% that others who do outsource that are capitalizing within their project cost. We are just capitalizing a lower number. We are both capitalizing the nature of the same cost. So we are 50% of the market and we are very efficient with that.

On leasing, our leasing costs that are capitalized are $39 million. This is on gross lease values that we signed for the year of $1.4 billion, $1.360 billion. That percentage is right around 2.9% of that gross lease value. In the marketplace, if we were outsourcing that, the cost would be 3% to 5%. Again, we are very efficient by bringing this in house. We are capitalizing the nature, the same costs that everyone else is capitalizing, just we are actually capitalizing less because we are more efficient by doing it in house by about 40% of it outside.

One other thing I would like to just talk about then is 2008, because with everything I have said, I would imagine there is still someone saying out there, yes, but what happens if you can’t do development next year, it is all going to go to the bottom line, right? No, it is not. Let me tell you why it won’t. As I mentioned on the last slide, it is broken down into several different divisions. Our property management and maintenance division, which is for existing properties that are here and that we have and we continue to manage and continue to bill these costs for, will absorb 27% of our overhead pool next year, give or take.

The construction that we have and this is something that really needs to be kept in mind, is that we do leasing and construction, finished construction on our existing portfolio. And that’s ongoing. We have 10% of our leases rolling every year. We have vacancies that we are leasing. We are continually having activity on all of our existing properties. That’s not going anywhere and that is another 19%, give or take, that gets absorbed.

As we mentioned, G&A, where we are estimating, it will be somewhere around 17% of our total overhead pool. We have a development pipeline that exists today, you can’t forget that. The committed volume unless we just decided to let all the buildings sit there as they were today and we just didn’t finish any and Jim and Jim and Bob just decided to take a year off and everybody in construction went home, we just finish our buildings and finish what we have committed, without starting another project, that will absorb another 22% of our overhead pool for next year.

So roughly, those numbers will vary because our volumes will vary. But roughly, that means there is about 15% of the overhead pool that is not already taken care of. So you can take the whole overhead pool and now just think about 15%. And for those of you that drop in the 15% down into the bottom of your model, look, you have to wait. We have got of that 15%, that would represent give or take, call it $30 million or $35 million. Within our overhead pool estimates for next year, there is over $20 million that would relate to new hires, new additions, expansion, overhead that is not there today, and we will bring it on if we have new business to do. Otherwise, we’ll manage it like we have back in 2002 and 2003 and we won’t bring it on. So it won’t go to the bottom line.

So now you are really down to $15 million of overhead that we have here today that is not currently in our G&A model going to the bottom line that if we stop doing business, would go to the bottom line. That $15 million if you look just up above, all it would take is somewhere around $250 million to $300 million of new development starts and leasing activity on that to absorb that overhead next year. And Jim and Bob and Bob and their teams will probably have that booked by the middle of January.

So this is tried, it’s true, it’s tested and we manage it, we manage it every day, every month. We have overhead committees that are managing the amount that is going out. We are managing volume coming in. We project it and we have very good control on it and as a result, it leaves very little risk to overall the bottom line P&L. With that, I am going to turn it back over to Denny.

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Thanks, Matt. Even a numbers guy can get confused by that, but we’ll make sure you understand it appropriately. Now I just want to talk about a few things before we open it up for questions today. First of all, looking at our earnings model and earnings growth, where is it coming from, how are we going to do it?

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First of all, I will let you know that a big focus of our company in case you haven’t noticed is growth in earnings. It always has been a primary focus and we’ve had a very, very good track record over the years at that. So when we look going forward, where are we going to be able to grow our earnings? Well first of all, we have got the held for rental property that we have as Jim Connor and Bob went through our industrial and office portfolio, it is an outstanding portfolio. It is very well leased and we are going to keep growing that portfolio, we estimate 2% to 3% per year.

If you look at our average same-store growth for the last 10 years, we are right at the top end of that range, on an average basis over 10 years, we feel very comfortable with achieving that. We are going to grow the held for rental portfolio modestly at 5% to 8% per year, which roughly translates into $300 million to $500 million per year. We know we can do that. Just to give you a historic example, back in 1993 when we went public, we had about $600 million of assets. From 1993 to 1998, moving into market and market and growing in our existing markets, we went from $600 million in assets to $3.7 billion in assets before we did the Weeks acquisition. So we feel very confident about being able to continue to grow our asset base.

We are going to continue to recycle the held for rental properties as the opportunities are available. I know today things may look bleak. You may think there is nothing that can be sold today. That may be true although we are having success with closing sales here in the fourth quarter, there is still activity. But it will come back. It always does. And so we are not considered about being able to continue the capital recycling, improving and as Bob said, pruning our portfolio.

We are extremely confident about our ability to dispose of the held for sale pipeline and continue held for sale development. We have a great pipeline as Matt mentioned, it is 75% leased today, going to 85% or 90%. Many of those projects that are in that pipeline today are 100% leased long term, very high credit tenants. We will be able to move that product. We can grow service operations. We have been in the service operations business since before we went public back in 1993. We have grown that business, it is third party construction, it is property management.

Now, as we have expanded geographically, it gives us more opportunities to continue to grow that business. So we are estimating in the 5% to 7% growth in that area. We are going to maintain the level of gains from land development and sale. As I mentioned earlier, we look at this as a profit center. We put a lot of effort into managing our land, making it more valuable from the time we acquire until the time we develop it or sell it and it is a part of our long term model.

So now let’s just talk a little bit about how we see some things going forward. First of all, as you know on our third quarter conference call at the end of October, we gave guidance for FFO per share for the year of $2.71 to $2.75. We are reaffirming that guidance today. We still believe we will be within that range as we noted also in October that that dependent on some closings on our held for sale pipeline and our land sale, the closings are on track but as of today, not everything has closed. But we feel very confident that we will get those closed before the month is out.

Looking at 2008, also in October we gave you guidance of $2.80 per share to $3.00 per share and I just want to point out some of the major assumptions that we are using in that. Again on same property growth in the 1 to 3% range, which is borne out by our historical average. It has been a little bit higher than that the last couple of years as we have increased our occupancy. But our guidance for next year assumes 1% to 3%. New development starts in the range of $1.1 billion to $1.5 billion, I mentioned this year we are starting $1.3 billion and I will talk a little bit more about where we see that coming from and why we are very confident in that number.

Held for sale proceeds of $400 million to $500 million, we were just mentioning this and we feel extremely confident that we will be able to hit those numbers. Looking at the after tax gain on those held for sale properties, in the $50 million to $60 million range, that is after tax at 12% or 13%. Again, we feel very confident in that number. We are making more use of tax advantaged transactions through joint venture sales and so 12% to 13% is where we believe we will be on an after tax basis. Gain on land sales, $15 million to $30 million next year. We always have opportunities to sell land and we know that those are going to continue and that is going to be a consistent number for us going forward.

Property acquisitions, again our focus is always on development but we will do some acquisitions. We estimate $100 million to $200 million next year. We know that we have already got some of those in line. Our local partner in Savannah has three or four more projects that are 100% leased that he is completing that we’re going to acquire next year. So there is some additional assumptions that we always provide included in the Appendix to this presentation with some more detail.

Now looking at 103, just to talk a little bit about why we’re confident in our potential development starts for next year. First of all, if you look at it by product type, we have got a range for each of those, sort of a low to high range of what we think we can do in 2008. You know spoke industrial, $400 million to $500 million, suburban office of $200 million to $300 million, healthcare of $300 million to $400 million, I am pushing Jim hard on that. He has got great prospects. The national build to suit, $100 million to $150 million, we’ve done that every year for the

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last three years, retail of $100 million to $150 million on average, we’ve done that in the last two or three years. So that shows $1.2 billion to $1.6 billion. Just to look then specifically at the office and industrial product by market, which is where we operate, first of all on the industrial side, the mid-point of that is about $550 million.

Next year on the industrial side, we are really going to be up and operating in 23 markets, so that is an average of about 24 million per city. Our average cost on the industrial side is probably $42 as an example I showed you, it is a little cheaper than that in Dallas. Some of our other markets are a little more expensive. That’s about 570,000 square feet. That’s really one building in each market. So that means we’d need to do 23 buildings next year where we started 30 this year. So we feel very confident in that number.

Same thing on the office side. Our guidance is $250 million for the year. We’ll be on the office development side in about 21 markets next year, so that is $12 million. Our average cost is $165 a foot so that is 72,000 square feet that we’d have to start in each market. That’s really less than one building. Our typical building is in the 125,000 to 150,000 range, so that means we would only need to start 15 buildings next year and we started 19. And just to put that in perspective, so we’d need to start 38 buildings next year. We now today have a portfolio of 723 buildings. So we feel very confident about being able to continue that development momentum and continue to grow it.

Now slide 104, I am sure that all of you all flipped back to this one when we first sat down today, so I am finally getting to it. We call it our road map for growth. And I am sure a number of you have been out there with your calculators trying to make all the numbers tie and work. I wasn’t quite intending to do that. This is not intended to be actual exact numbers. It is illustrative numbers but I want to go through where we believe we can get with this. First of all, on 2007, as I mentioned earlier, the midpoint of our guidance would be

$2.73. But we don’t know exactly where we will end up. These are some estimates. We will be able to report that in about 60 days or a little bit less towards the end of January, when we report our fourth quarter numbers and we feel very confident about that. We are showing $2.73 per share, which is a 10.1% growth rate over 2006.

Looking at 2008, we are just giving a range. Again, when you look at the bottom and top end of that range, they don’t exactly add up to the $2.80 and $3.00, but they do fall within that range. And just some then we’ve also provided a major assumptions or major categories for 2009 and 2010. Of course, nobody knows what is going to happen in 2009 and 2010 but just to go through some of the assumptions we’re making and things that we would need to do to accomplish these numbers, we show it here. On same store, again a 2 to 3% growth rate. Today, again adding some to our held for rental portfolio, 4 to $500 million of additions per year. On the joint ventures, again a 2% to 3% growth, a few new ventures in there.

On lease buyouts, we have always said it fluctuates year to year. We’re just estimating that we would need between $15 million and $20 million per year going forward. Looking at the service operations as I mentioned, growing our service operations at 5% to 7% growth in joint ventures and the platform enhancement. On the held for sale properties, sales of $450 million. I mentioned that our pipeline of projects in service and Matt mentioned this, is $1.1 billion right now. We’re projecting just looking at this at $450 million increasing that over the years with all the new opportunities that we have. We’re also estimating 11% to 14% margins on those, which is very consistent with what we said historically, actually very conservative on what has actually happened over the last few years.

Land sale gains, again with a portfolio of $800 million of land, we are selling between $100 million and $150 million of land a year and we estimate we can get $20 million to $30 million of land sale gains. Interest expense, in this illustration it is relatively flat for next year because we are not assuming adding a lot of more where we are in the held for rental portfolio. We will do some recycling. We show a little bit of growth in interest expense in 2009 and 2010 based on additions to our held for rental portfolio.

Then other income, other expense, land, and G&A growth rate are all just things we believe we can do on an annual basis. So when you roll this out, we’re — the guidance we have given is between 2.6 and 9.9% growth for 2008. And then we really believe with the business model that we have in place, with the strategy that we have instituted over the last couple of years, we can continue to grow our earnings on a 6 to 12% basis consistently going forward.

So just switching back now a little bit to what is our strategic plan, again reviewing it, what are we focused on in the next two or three years? Well, first of all we want to profitably manage our quality core portfolio to maximize safe property growth and increase our funds available for distribution. We’ve done that very well over the last few years. We’ve had significant growth in same property performance. Our FAD payout ratio has decreased last year at about 95%, this year we are estimating it will be below 90%. We want to keep it that way.

We are very focused on building our teams and increasing our opportunities in the new markets that we are in today. You saw the map, the markets we have entered over the last couple of years, we have got great people, we are off to great starts in all of those. You also saw when Bob showed the office portfolio and Jim Connor showed the industrial portfolio, there is a lot of those cities we don’t have a presence in yet. I mean, we have a presence, but we haven’t actually — we are not building our portfolios. We are going to do that in those cities. We are not focused

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significantly on growing the platform to other cities, not to say that one or two won’t pop up over the next couple years, but we have really got our flags planted where we wanted to have them planted two years ago when we started the geographic expansion and we are now very focused on increasing those opportunities.

We brought Jim Bremner and his great team on board with us early this year and really it’s been just a tremendous transition. I give Jim and his team a lot of credit for putting up with us when they rolled in, we made it through the first couple months and now they are rolling. And really again with our strategy on bringing Jim on board from our prior structure of the joint venture, was really to allow Jim and his team, tremendously talented team, go out and generate business. They don’t have to worry about the day to day operations of the company. They are — we have got that all in place because we have been doing this for a while and it’s really allowed Jim to go out and generate a tremendous amount of business and we are very confident about the future of that group.

We are going to continue to form some joint ventures to strategically acquire our development properties, again mentioned that we were one of the first public REITs to do ventures back in 1995. We are going to continue to do that. And then we are going to continue to recycle from slower growth markets and product types into our higher growth markets and the geographic expansion, looking at the product types that we have available to us, what we believe is going to perform best in the long term.

And just on that, if you look at slide 107, just looking at our investment concentration and where our plan takes us that we have today, first of all 107 shows by region. Today, we have about 56% of our investment in the Midwest, which is down pretty significantly over a few years ago. 24% in Southeast, 13% in the East, 6% in the South and just 1% today in the West. So looking out a couple of years, out into 2010, where will that be? I guess first of all I would say, this is also assuming we have maybe a 10% or a 15% growth in our asset base per year for the next two or three years. Today, we are at about $7 billion. This assumes we are at $8.5 billion or so out in 2010.

We — the recycling will come from the Midwest. That is where our older properties are. We always try to keep the quality of our portfolio up and that means moving the older properties. So we estimate that our Midwest concentration will decrease from 56% to 36%. Our Southeast will grow a little bit from 24% to 29%. Our South, which we really define as Texas, from 13% to 18% — excuse me, our East from 13% to 18%, South, which is Texas, from 6% to 12% and then our West, which we feel is a very conservative growth number, from 1% to 5% of our total assets.

On 108, looking at the product type, today we are about 61% suburban office, 33% industrial, 3% healthcare and 3% other. And this is by our investment in the properties. By 2010, that mix is going to change. Our mix of suburban office will go down to around 45%. Our increase in our bulk distribution will go up to 41%. Our healthcare will become a much more significant part of our portfolio that we own, with all the development we are going to do in that area, growing from 3% to 6% and some other property types that we have in there will remain very stable. So we have a plan on the capital side and on the portfolio side but again, we also feel very confident in our ability to execute.

So now just to wrap up a little bit before we open it up for questions, hopefully today we’ve answered some questions that appear to have been out there in the market on our development model, what we are doing on the development side on our capital funding model and on our expense side for our business. We’ve shown you what great opportunities we have on the development side, what great portfolio we have on the office and the industrial side and if you look forward to where we are going, again, Bob said it, we have a consistent simple strategy to grow earnings. We focus on development, it is a very profitable piece, it is very value creation oriented. We have solid risk management in that area, so we are not concerned about our ability to manage the risk there. We are going to increase our operating platform through geographic expansion. We have been expanding geographically for 30 years. Our first move out of Indianapolis was in 1977 down to Cincinnati, so we know how to expand geographically.

We are going to capitalize on expanded product type opportunities. Bob mentioned the four food groups that we have today. That is how we look at it. And the examples we showed you today, there is really powerful synergies within that group. We are going to leverage that leading land bank to create value and earnings for us going forward and then finally, we are going to manage the balance sheet and fund growth primarily through capital recycling and joint venture expansion. And this will result for earnings growth, our estimate of 6% to 12% annually and value creation for our shareholders.

You know, we do think of our business model as simple and we have a time tested management team and a time tested business model. You saw all the gray hair that was up here today. We have been doing this for a long time. Bob and I started in the business when interest rates were in the 17% or 18%, Jim was right there with us back in the early ’80s. We had the good times in the mid ’80s when things were going well and we had a lot of development. I see Bob Frost, who has known us since the mid ’80s, is here with us today. We lived through the early ’90s, which was a tough time, is tough or tougher than what we are looking at today.

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We started the modern REIT world with going public in 1993, one of the first — one of the early up REIT transactions. We expanded geographically throughout the ‘90s, growing our model as I mentioned from $600 million until the early 2000s, when we were at $7.2 billion. We managed our way through the downturn in 2001 and 2002. We came out of it with our development pipeline in 2003 and 2004 and 2005 and 2006. We again began our geographic expansion. So we are very comfortable with our ability to manage through all situations, all economic cycles and continue to provide solid growth and earnings for our shareholders.

So again, thank you all for being with us here today and we will open it up for questions and then we will have lunch brought in here in just a few minutes.

QUESTION AND ANSWER

Unidentified Company Speaker

Mike?

Unidentified Audience Member

(Inaudible question — microphone inaccessible)

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, that was just illustrative. I guess I will make a couple comments on that, Michael. One, first of all, that was just illustrative of what would happen on that one particular project if a seven cap rate. I will tell you that six months ago, that that project in Dallas, 100% leased, would trade at least at a six cap, maybe in the fives. Today, very conservatively seven, clearly cap rates have moved. We mentioned on our call in October that they’ve probably moved 25 to 40 basis points. It is a little hard to tell. I mean, the capital markets particularly on the debt side, there is still a lot of turmoil in the capital markets.

But I can tell you we have closed over $100 million of transactions in the fourth quarter on the sales side at basically cap rates where we thought or within that 25 basis point movement. We’ve got some more to close and we feel very comfortable about yet this quarter. So there are transactions that are still getting done. So we don’t — we have a hard time predicting the future. If we could, we’d be — we might be doing something else. But we are very comfortable that and even if cap rates move, we are in good shape. We’ve had great margins on those properties over the last few years and if cap rates move, our margins are still going to be very solid on those projects.

Unidentified Audience Member

And maybe you can just outline for us, do you have about $700 million to $900 million of held for rental sales? And then $400 million to $500 million of held for sale? What sort of cap rates are you estimating on those dispositions?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, I think if you look at Matt’s model, the only thing that we are showing that we are projecting that we are going to sell today are the held for sale projects. And if you look at that, those cap rates will vary probably from 6.5% to 7.25%. That is based on the product type, based on the location.

Unidentified Audience Member

But guidance for ’08, it seems at least in the back here, $700 million to $900 million of held for rental dispositions?

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Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, that is what we think we can do. But we don’t need that to do our funding in our model next year.

Unidentified Audience Member

Leverage will just rise in that case, if you don’t sell them?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Yes, but we clearly have a model to do that?

Unidentified Audience Member

Denny, on a somewhat related theme, when you are talking to your current joint venture partners and prospective and you highlighted that you are eventually looking to form a joint venture in ’08, what are the current IRR expectations? Is that in any way fluid in the current environment?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, I don’t think the IRR numbers have moved a whole lot, maybe they have moved a little bit, 50 basis points. But how you get to the IRR, things have changed, especially for folks who are doing leveraged buyouts or looking at leveraged IRRs, again clearly the composition of the debt market or the format of the real estate lending today is different than it was six or nine months ago, where you could do a 10-year interest only debt at 100, 150 over the 10-year. That’s not available out there today.

The spreads have widened. It has been offset some by the decrease in the Treasury rates. There is always today interest or amortization of the principal as you move forward. So again, I think it really varies, but on IRRs for top quality, you are probably in the low 10s, low double digit IRR-type returns for institutional investors.

Unidentified Audience Member

What leverage were you assuming in those ventures?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

65% to 75%. Bob, any other comment on that? Do you agree with that?

Unidentified Audience Member

Yes, Denny could you just clarify on the retail underdevelopment, is your plan now to keep more of those assets or is that going to be all just converted?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

No, we are still planning on disposing of those. Those three projects that Bob showed, when he talked about the retail, the first one, the Shoppes at Montage has been open since April, it will be 90% leased and we will dispose of that early next year.

Unidentified Audience Member

Okay, and just another question. In terms of the — home builders have been writing down land pretty aggressively. Is there any risk that the auditors require you to write down any of your land that is being held?

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Denny Oklak - Duke Realty Corporation - Chairman and CEO

No, no, not as far as we are concerned. I mean, generally we are holding that land for long term investment purposes. When you look at home builders, they are buying that land, it is really inventory to them. They are turning that over and it goes into their pipeline. I mean, the home builders today, the national home builders, are just manufacturing companies.

I mean, they have got land. They do buildings, that is how they make their money because they recycle everything. We can take that land, we can own it for long term, we can develop property on it and the basis of the land we have, the fair market value generally is in excess I would say on 98% of that or 99, 100% of it is in excess of our basis in that land today. David? Oh sorry, John?

Unidentified Audience Member

On the joint ventures you have in the office and the retail space with other developers, who is responsible for development, leasing, et cetera?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

It varies. On — I will give you some examples though. On the project in Buckhead, for example, we are sort of co-developers on that with Pope & Land. A Pope & Land team is leading the leasing on that project but our leasing team in Atlanta is working very closely on that. On the retail ventures that we have, we are in charge of the development and the construction and our partner JR Anderson has taken care of the leasing, great contacts in the lifestyle center arena.

If you look at our joint venture on the land in Columbus at Rickenbacker, we are really in charge of everything. We do the development, the Columbus regional airport authority is really just the land partner. And then in Indianapolis, we have a joint venture at both of our All Points parks, All Points Midwest and All Points at Anson with Browning Investments. Browing Investments has been around many, many years, was previously the development partner in Indianapolis for Keystone and ProLogis and teamed up with us last year. The way that works is on the land they brought out at All Points Midwest, they do the development and construction. At Anson, we didn’t do the development and construction and both teams work on leasing the project.

Unidentified Audience Member

So your development and overhead and your leasing overhead probably has to be put over a smaller base than your total development in order to do the math that Matt was doing in terms of —?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

That is true but that number that you saw up there included just our share of all the development.

Unidentified Audience Member

I see. And the other question is on the fixed charge — or sorry, the debt service coverage ratio, at 3.2% seems very high for a company that is running at 55% leverage. I am just wondering what is in that debt service coverage, if you are including any capitalized interest or other items?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

No, there is no capitalized interest. The one, I guess the one ratio Matt didn’t put up there was the fixed charge coverage ratio, which we pay very close attention to. When you look through that and again if you look at capitalized interest, we’re in the 2.1% to 2.2% coverage ratio today and that is where we want to stay going forward.

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Unidentified Audience Member

And what is the rating agencies — what is your limitation with your [banco]?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

It is in that area. It is around the two area is what most of them look at on the fixed charge coverage ratio. We are above that number.

Unidentified Audience Member

Great, thank you.

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Paul?

Unidentified Audience Member

Back to joint ventures, was wondering if you could talk a little bit about how the capital markets disruption has affected the pricing and the appetite for the takeout JVs?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Sure, well as I mentioned on the third quarter call, the one that we have really been marketing was the industrial takeout joint venture build to suit. And we began marketing that in July and I will come back to why we started in July, and we had some offers in early August and then the capital markets turmoil, basically people backed off. And again, it was really — this was a very institutional quality portfolio. Matt mentioned it is large bulk buildings in good markets, 100% leased, long term basis to major customers. And then so we just decided to pull that back and wait for a while. We will look at that again after the first of the year. We have got some continuing interest in that. So there was some turmoil.

We have no reason to believe that early next year we won’t be able to generate some interest again, again with the quarter of portfolio. The other thing I would like to point out in that portfolio, there is only one building done and that is one building out in Phoenix. All the rest of them are under construction and won’t be completed and the lease commenced until mid next year anyway. So that is why we were just starting in July, because most of the projects that we had to seat it with were just starting at that time. So we are still in good shape on all those and I firmly believe that that will happen in 2008.

I do think Paul, on a higher level note, there is still a tremendous amount of interest in good quality real estate. People are still making deals. It is tougher today for the leveraged buyers and it is mainly tougher because they are sort of aiming at a moving target. It seems like lenders are changing their terms and their decisions on their lending policies and parameters almost on a daily basis today. So until that settles down, I think there will be fewer leveraged buyers out there.

Unidentified Audience Member

And I think it was maybe about two years ago that you indicated that you might put more office properties into JVs. Was wondering if you could just talk about the evolution of your thoughts there? Is there less appetite for office or the pricing not right?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, we have talked about that over the years that we would always do that, similar to what we have done on the industrial side. The one big one that we have done over the last two years is the Eaton Vance joint venture in D.C. with the office product as well as a little bit of industrial product that we acquired in 2006. So we have done one very sizeable venture, about $600 million - $800 million on that. We haven’t tried to market for joint venture any of our other office properties. We’ve mentioned that we are looking at marketing a couple portfolios of some of our Midwest office assets and we’re in the process of that and we will see how that goes and we will probably know more on that in 30 days, whether there is opportunities to do that right now or whether we will have to wait until the debt markets change a little.

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Unidentified Audience Member

Denny, you did a good job explaining the ’07 starts and the lease up there. But when you are looking out at the ’08 starts and assuming that things slow down maybe at the end of ’08 and into ’09. And given a pipeline that is actually going to grow, I guess I was hoping you could kind of put some math into how much of that portfolio or how much of those starts will be held for rental versus held for sale, how much you think will be in build to suits so that we can think about how ’09 might shape up?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Sure, I think if you look at that where I show the ranges on ’08 starts, clearly it is our intention at this point in time to retain the healthcare properties, so those will go into our held for rental portfolio. We really want to build a nice portfolio for Jim on the medical healthcare side. We will I would say the office and the industrial will sort of be a mix between held for rental, held for sale. Clearly, the retail we are putting into the held for sale, we will sell those, and then the national development group will sell. So putting that in perspective, again I think the numbers are $400 million to $500 million, $300 million to $500 million in our held for rental and the rest will be in the held for sale and or which will go into joint ventures?

Unidentified Audience Member

And the build to suits as a percentage of that?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, we did over 30% of our starts this year were build to suits. I would see going into 2008 that we will at least maintain that percentage of build to suits in our starts. I think with some of the things that we have going on right now, that number could increase to maybe 35% to 40% of our total starts in 2008.

Unidentified Audience Member

Can I just ask a follow up question? You talked about the LEED certification and maybe 50% of your properties might be LEED certified in three to four years. Could you just put an aggregate amount of cost that that might take and is it safe to say that most of that will be industrial?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

No, I think this is really a great story and Bob mentioned it and let me try to expand on that a little bit. When you look at our development pipeline, what Bob said was we have now instituted procedures within our company that every new development project that comes to the investment committee will have estimated cost for non LEED certified and estimated cost for LEED certified and at our investment committee level, we will make the decision as to whether to go with LEED or not LEED. Now this is one tremendous advantage I think our business model is going to give us over the next few years. Our construction group, we have in almost every city now somebody who is certified in the LEED understanding the LEED process. So we have people that are costing all of our products, that can cost them both ways and know exactly what it costs to meet the LEED criteria and we do that all in house.

Now what we found is the more you work with this, the closer the costs get for LEED certified versus non LEED certified. On many projects, there is not much of a difference at all. Every project is different the way the LEED certification works. So you really have to go through on a project by project basis. I am very confident when looking out to 2008 that we will start probably 50% or more of our projects will meet some at least the minimum level of LEED certification. Many of them will meet the higher levels. And we are starting to see it. Customers are demanding it. They want it. Many build to suits that we are doing now, people want to have it.

I believe in five to 10 years from now, it is going to become a factor in trading existing buildings. People are going to want LEED certified buildings. Bob mentioned we have got a project in place for the LEED EB, the existing buildings projects, to look at all of our buildings

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throughout our portfolio and see what it would take to get those LEED certified. And then I think you are really going to see it on both the industrial and the office side going forward. Lou?

Unidentified Audience Member

Yes, you had [given that grandly] kind of development sensitivities if leasing was pushed out, et cetera. Do you have something similar on the office side? What are the sensitivities on office versus industrial?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

We can easily do it, Lou. We didn’t put it in but I would tell you it wouldn’t differ a whole lot. I think the same thing usually on office lease ups, in particular on speculator projects, which is what that example was. Our as you noticed, the lease up on industrial buildings were estimated maybe three to 12 months after completion on office. We are generally at least 18 months out after completion in our pro forma before we get it leased up. So again, if you pushed it out another six or 12 months after that, I think the numbers would be very comparable to that example that we gave on the industrial side.

Unidentified Audience Member

Okay and second question just pertains to disposition dilution from held for rental assets. Is that — what kind of dilution is built into that ’08, ’09, 2010 kind of earnings range?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, again with our development pipeline, we are very comfortable that any held for rental dispositions that we do are going to be pretty much immediately accretively deployed back into our development pipeline on the held for rental side. So we have factored in that we think we can sell some of those over the years. But we don’t — we believe we can continue to grow earnings in that range even with the held for rental dispositions.

Unidentified Audience Member

Denny, on your road map for growth slide, I think it is 104, can you maybe talk and I understand it is sort of broad assumptions, but for ’09 and ’10, can you talk about the after tax margins dropping from 15% to 20% to 11% to 14%, what are the big drivers?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Yes, again, when we — when you look at our held for sale business, you have got to go back and say when did this start? Well, it really started with the tax law changes back in 2001 when we could do taxable REIT subsidiaries. Prior to that time, you really couldn’t do development in the REIT format and then sell it. So we started that business back in about 2001 or 2002 and then built it up to a pretty good pipeline before the last downturn. It came down a little bit and now we have built it back up.

Over the last few years, we’ve just had tremendous success and tremendous margins on that property, the slide Matt showed, the history of that, we have margins in the 30% range for the last three years. But we have also said, this isn’t going to last. This isn’t going to last. As Matt mentioned, we have always said that our margins on a pretax basis would be in the 15% to 20% range on that on a consistent basis. A little bit lower on the industrial side, a little bit higher on the office side and again on an after tax basis, we think that is going to settle into the 12% to 14% range after tax.

Unidentified Audience Member

Denny, sticking with the same slide, how much of development stabilizations are in the ’08 range?

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Denny Oklak - Duke Realty Corporation - Chairman and CEO

The development stabilizations for in held for rental side, is that what you are asking?

Unidentified Audience Member

Yes.

Denny Oklak - Duke Realty Corporation - Chairman and CEO

I don’t know the exact number, but it is probably in the $300 million to $500 million range of projects that are coming into service and will be stabilized during next year in the held for rental portfolio.

Unidentified Audience Member

So if you have $300 million to $500 million stabilized and you are selling $700 million to $900 million, how do you sort of maintain the portfolio NOI?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, a good piece of that $700 million to $900 million is coming from the held for sale portfolio too. And again, we’ve got a pipeline big enough that if we need to stabilize more than that, if we can accomplish a greater amount of held for rental properties, we can redeploy it back into our pipeline.

Unidentified Company Speaker

And just one other comment on it, is the development that we are putting in as we’ve shown with the yields, we expect once those stabilize, they are nine to 10, in some cases above 10. And what we are selling, a lot of it, the actual portfolio we are pruning, the in place yields on those in many cases are sub-seven. So we are trading that at a much better margin, asset for asset.

Unidentified Audience Member

So the guidance of 7 to 900, you’re saying that includes the held for sale properties as well? I thought that was separate from the held for sale?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

What page are you on?

Unidentified Audience Member

On page 117.

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Yes, I think that’s the [beck you held].

Unidentified Audience Member

That is held for rental sales, right? Because the held for sale dispositions drive profits on another line item. So it just seems like there is a wide gap in terms of the size of the sales and the development stabilizations.

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Denny Oklak - Duke Realty Corporation - Chairman and CEO

That is what we are staying. There is a margin pickup. We get $600 million, it is only averaging 6.5% and we’re bringing in $400 million that’s averaging 10.5%. There is also the timing of when we are going to do the sales and so that is where the numbers come in.

Unidentified Audience Member

Okay, thanks.

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Michael?

Unidentified Audience Member

Hey, Denny and Matt, a philosophical question on Matt’s first two slides. You said you are targeting a current capital structure pretty much like what you have today. And then on page 91, the implication is that in the past, Duke was essentially underleveraged. Could you just comment on that strategy you’ve had over the past couple years and maybe the loss of financial flexibility you have had relative to what you had in the past and how you think about that strategy?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Sure, I’ll start with that and then Matt can chime in. We have always been very conservatively leveraged?. When we look at over the last couple years, it really was our stated intention to leverage up a little bit. And we felt the market was right timing. If you look at the average borrowing cost that we have had on the financings we have done over the last three years, they are in about the 5.5% to 5.75% range. Well, even dumb guys from the Midwest can make money when we are borrowing money at that kind of rate. So we made a conscious decision to leverage up a little bit and still of course maintain our investment grade rating and we are very pleased with the financings we’ve done.

We don’t think that we’ve had a loss of financial flexibility. We have been able to do all the things that we have wanted to do over the last couple of years. We are very confident about our ability to be able to figure out ways to do it going forward. Matt said we are not going to run ever at a level than what we are looking at right now. That is not our intent. If certain things happen to the market, we will probably go back down to a little bit more conservative level. But we are very pleased with the financing we have been able to do.

Unidentified Audience Member

I had a couple of follow ups.

Denny Oklak - Duke Realty Corporation - Chairman and CEO

You are only allowed one more.

Unidentified Audience Member

Oh boy. When you talked about the $700 million to $900 million of held for rental sales last year, you were talking about [moving] the portfolio, weaker growth market, maybe there is some occupancy difficulties. And you are talking about cap rates of 6.5% to 7%, which seems pretty low for —?

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Denny Oklak - Duke Realty Corporation - Chairman and CEO

No, I think the 6.5% to 7% and the quarter that I mentioned was in our held for sale. I would say that our held for rental, we are in the 7.5% to 8.5% depending on what the product type is and where it is. But again, we are developing as Matt mentioned in our held for rental portfolio, in the 9.5% range.

Unidentified Audience Member

Right. And then talking about, you have mentioned a couple of times in the fourth quarter you have about $100 million of the held for sale deals closed and that there is a little bit more to go. What sort of volume is that? Is it $200 million, another $100 million?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

It is what we think are going to close in the next couple weeks is about another $100 million. But we wouldn’t have to close all that to be within our guidance.

Unidentified Audience Member

Okay. And then the last question, just on same store, I think you acknowledged the 1% to 3% is a little bit lower than it has been. Is it just the economic outlook? Is there a certain amount of leases rolling next year that is giving you a little bit more caution?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, again, it has been higher than that for the last couple of years because we have raised our overall occupancy. When we give you that guidance, we go through the budget process which we have completed for next year and we budget every space, every vacant space, every rollover space and when we get that done, we take a look at it and that is really where we think we are going to be. But the biggest factor is, yes, we are now more fully occupied than we were. So we are getting the growth. We have had very good rental rate growth as you know on the leases as they’ve rolled. But the rental rate growth doesn’t transfer immediately down into the same store growth because not all your portfolio rolls every year. So that is it.

Unidentified Company Speaker

Just to follow up on that, we also — we have done a great job, our team has, of managing our lease expirations on a forward looking basis. And we only have about 7% to 8% of our portfolio that is actually rolling next year. And 1% to 3% at our occupancy levels is probably a pretty good number. The good news is we work on our strategic plan execution bringing even more of these healthcare properties. They have embedded growth in excess of what we have traditionally had in some of our other property types.

Unidentified Audience Member

On page 37, you’ve got same property growth of 5.5%. How does —?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Yes, that was this year on the bulk industrial product.

Unidentified Audience Member

Okay, so how does that reconcile with the one to three?

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Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, again, that is what we are saying going forward, we are assuming it is less than what we have had. We have had a couple of very good years in rental rate increases, in increases in occupancy in that portfolio. We’ve had 5.5% or so this year and but we are just again looking out, we think we can maintain that 1% to 3% range.

Unidentified Audience Member

So it sounds like the base case scenario for the company is a 30% chance of a recession based on Matt’s comments?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, again, Matt is trying to be an economist there and I have to tell you, I think we are clueless. Who knows? And we are not trying to be economists. I mean, Matt I think made some good points is that the people who supposedly know something about the economy are really even just as optimistic about ‘08 as they were coming into ’07. But we don’t know. Our point is we’ve been through them all before, up and down, and we are very confident in our ability to manage the company and remain profitable and growing our earnings in any kind of environment. Sorry, go back to your question.

Unidentified Audience Member

Okay, I guess my question is, the 6% to 12% growth rate, did you run sensitivities at all to see if things do get a lot worse if that’s sustainable?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, we’ve run some sensitivities on ’08 and we are very comfortable with our guidance. We haven’t run sensitivities on ’09 or 2010. We are telling you what our business model is and how with our business model, we believe we can get there?

Unidentified Audience Member

Okay, so if you look at ’08, what parts of the guidance do you think are most at risk if things get a lot worse here?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, I think Matt mentioned, we have almost no leases rolling next year — not almost no, but 8% is a very low rate. So I think our property operations are very solid heading into next year. Matt also mentioned on our service operations, we have got a lot of that booked for next year already. So we feel very comfortable with that. Clearly, we never know where lease buyouts, land sale gains and held for sale gains. We never know exactly what those are going to do.

On the held for sale gains for next year, we are projecting in the $400 million to $500 million sale range. We have got a pipeline of projects out there of $1.1 billion today. We feel that we should be able to sell $400 million or $500 million of that. The land sale gains, again we don’t exactly know where those are going to come from, but with a portfolio that’s very actively managed of $800 million or $900 million, we are pretty confident we can do that, so that’s where we are.

Unidentified Audience Member

And then finally, so it sounds like you are not seeing any signs of a slowdown in demand from particularly the suburban office?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

We are not seeing a slowdown in demand. We’d mentioned that our third quarter was the highest leasing quarter we’ve ever had in the history of our company. We did just under 11 million square feet and if you take that by three months and again what a numbers guy I am, that’s about 3.5

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million square feet a month. I can tell you that I have seen the October number and we did another 3.5 million square feet in October. I haven’t seen the November number but I am sure it is going to be very solid and we are seeing continued demand on really on all of our product types, and strong.

Unidentified Audience Member

If you were to issue preferreds right now, what would the pricing be?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

7.75% to 8%, Matt says. I wasn’t going to let him ask a question. We at least shut him off the calls. Just kidding, David.

Unidentified Audience Member

You are not going to like the question probably, but your shares are off 44% from their peak and clearly the market is saying it has got concerns about the business model. What you presented here today is a very positive view of the business model but more of the same, basically. Can you just review your share buyback policy, where you have issued shares over the last couple of years and where you have bought shares over the last couple of years and what you might do over the next year?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Sure.

Unidentified Audience Member

It is not in — I don’t see that anywhere in this presentation.

Denny Oklak - Duke Realty Corporation - Chairman and CEO

No, we did talk about that but we didn’t put it in here, but I’d be happy to address it. No, we are not happy about our share price decline. I am sure none of you are either, you are very good investors for us. But what we have presented here today is a great business model that is resulting in great performance. Our numbers this year, at the midpoint of this year’s guidance is a 10.1% growth in FFO per share. We are very pleased with that. We have executed on the things we’ve tried to do.

I quite honestly am at a little bit of a loss as to why, with our 30-year history, our 14-year history as a public company, that it appears that people don’t believe we can deliver what we are saying. We have always done it, we have not missed it, and so it is a little bit of a mystery to me, David. So what we are trying to present here today is a description of our business and the things that we have done and a reasonably conservative approach to growing our business that we believe we can execute on and hopefully today has helped answer some of these questions.

Now on the stock buyback issue and the stock issuance issue, I will say two things. In the last eight years, we have done two stock issuances. We did one back in 1999, $220 million. We did one in September of this year, which we thought was a prudent thing to do at the time with where our business was with being able to do it as an inclusion trade in the S&P 400, was $230 million. So that’s $500 million roughly of equity issuances in the last eight years. We’ve done two — I’ll just call it two buybacks.

We did roughly 300, maybe a little bit more back in 2005 for the most part, which was right after we completed our Flex sale and we had some excess cash. Then we did one other, I don’t exactly remember the number but we really did it as part of our convertible debt issuance and we did that as part of an overall transaction, not as an isolated buyback. We factored it in as to how we got our long term yield on that convertible debt. And that’s really all we’ve done. Everything else we funded from capital recycling and from our operations. So again, it seems to me like we have been pretty prudent on the capital side over the last six or eight years. Matt has laid out a plan where we fully believe that over the next couple years, we can accomplish the things that we set out here today without going back into the equity markets. And that is our intention.

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Unidentified Audience Member

Just to follow up then, you clearly don’t have a plan to buy back stock. I am just wondering if you have an internal assessment that you’d be willing to share of value?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, we don’t and let me just clarify that, we have a plan in place. I mean, we have got about $400 million, $380 million to $400 million left that any time Matt and I would want to, we have board approval to do that. We have not done it because we are trying to prudently manage the great business we have. The last thing we want to do is put the business that we’ve built in jeopardy. And you can see all the opportunities that we have out there and we are saving our capital at this point in time for those business opportunities and that’s what we’re going to do, especially in today’s markets when you are not quite sure what is around the corner.

As far as value, I mean you can look. Everybody does — I don’t know how you value people, everybody values them differently. There is not a lot of net asset value people out there that look at our net asset value. Clearly we believe we are trading below our net asset value by a fairly significant amount today. We can do the same calculations you all do. And we believe with our ability to grow this business, we definitely should be trading at a premium to our net asset value. So we would like to think that there’s a lot of drivers that are going to drive the price of our stock up. Okay, Shona, is that it?

Unidentified Company Representative

(Inaudible - microphone inaccessible)

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Again, thank you all for coming. Hope you can stay for lunch. We will spread around here and try to answer some more questions while we eat. Thank you.

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